AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC” OR THE “COMMISSION”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED JULY 2 , 2024

Mode Mobile, Inc.

One East Erie Street, Suite 525

Chicago, IL 60611

Up to

300,000,000 shares of Class AAA Common Stock(1)

Including up to 150,000,000 Bonus Shares(7) and 30,000,000 shares to be sold by selling securityholders(5)

We are offering, on a “best efforts” basis, a maximum of 300,000,000 shares of Class AAA Common Stock, composed of 120,000,000 shares to be offered directly by us at $0.25 per share for cash consideration of up to $30,000,000, a maximum of 150,000,000 shares to be issued as “Bonus Shares” for no additional cash consideration to eligible investors in this offering based on certain criteria, and 30,000,000 shares to be sold by selling stockholders at $0.25 per share for up to $7,500,000, the proceeds from which will be received directly by the selling securityholders, and not by us.(5)

Each purchaser of Class AAA Common Stock is limited to up to one Bonus Share for each Class AAA Common Stock purchased for $0.25 per share. See “Plan of Distribution” for further details.

The minimum investment in this offering is $1,000.00, or 4,000 shares of Class AAA Common Stock.

	Price Per Share to the Public		Underwriting Discounts and Commissions, per share(2)	Proceeds to Company Before Expenses	Proceeds to other persons (5)
Per Share of Class AAA Common Stock(4)	$0.25		$0.01250	$0.24250	$0.25
Investor Fee Per Share(3)	$0.00500
Per Share Plus Investor Fee	$0.25500		$0.01250	$0.24000	$0.25
Total Maximum	$37,500,000	(6)	$1,875,000	$28,125,500	$7,500,000

(1)	The Company is offering up to 120,000,000 shares of Class AAA Common Stock directly to investors (the “Cash Shares”) for up to a maximum of $30,000,000, plus up to 150,000,000 additional shares of Class AAA Common Stock eligible to be issued as Bonus Shares to eligible investors at no additional charge based certain criteria. Investors in this 30,000,000 shares of Class AAA Common Stock are being offered by selling stockholders of the Company for up to $7,500,000, the proceeds from which will be received directly by the selling securityholders, and not by our Company. See “Plan of Distribution and Selling Securityholders” for further details.

(2)	The Company has engaged DealMaker Securities, LLC, member FINRA/SIPC (the “Broker” or “Dealmaker Securities”), as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services. The Broker and its affiliates will receive a monthly fee of $5,000 up to a maximum of $45,000 after the Offering commencement, and a $5,000 accountable expense up to $15,000 prior to the Offering commencement. Once the Commission has qualified the Offering Statement and this Offering commences, the Broker will receive a cash commission equal to five percent (5.0%) of the amount raised in the Offering. There is also a budgeted fee of $330,000 for media management and supplementary services on a case-by-case basis, but not to exceed the total. See “Plan of Distribution and Selling Security Holders” for more details. In the case of a fully subscribed offering, the maximum amount the Company would pay DealMaker Securities is $2,302,500 in commissions, expense reimbursements, and fees. To the extent that the Company’s officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer.

(3)	Investors will be responsible for a transaction fee equal to two percent (2.0%) of the purchase price for shares of Class AAA Common Stock paid at the time of investment (the “Investor Fee”). Broker will receive commissions on the Investor Fee. If fully subscribed, this would represent a maximum commission of $37,500. See Plan of Distribution and for additional discussion of this Investor Fee. We note that the Investor Fee will only be based on the purchase price for shares in this Offering, and therefore will not be affected by any Bonus Shares investors receive in this Offering.

(4)	Does not include effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution and Selling Securityholders”

(5)	Shares of Class AAA Common Stock will be sold by selling securityholders of the Company only after the Company has received aggregate gross proceeds $5,000,000 as a part of this Offering. This amount represents proceeds that will be received directly by the selling securityholders listed in this Offering Circular. See “Plan of Distribution and Selling Securityholders” for more information. Shares will be sold in proportion with the Cash Shares so that at no point will the selling securityholder shares be greater than 30% of the value of the Class AAA Common Stock issued in this Offering.

(6)	The total maximum offering proceeds that the Company may receive in this Offering is $30,000,000. The remainder of this total represents the maximum offering proceeds that selling securityholders in this Offering may receive ($7,500,000).

(7)	Each purchaser of Class AAA Common Stock is limited to up to one Bonus Share for each Class AAA Common Stock purchased for $0.25 per share. Investors will be eligible for Bonus Shares regardless of whether shares are purchased from the Company or from Selling Stockholders. See “Plan of Distribution and Selling Securityholders” for further details, including the eligibility criteria to receive Bonus Shares in this Offering. We note that purchasing shares of Class AAA Common Stock on this offering is a requirement to receive Bonus Shares. Even if investors, existing stockholders of our Company or Mode Mobile users and/or members meet the criteria set forth in “Plan of Distribution and Selling Stockholders”, such as signing up for membership, attending webinars, entering sweepstakes, redeeming rewards points, or making referrals, they will not receive any Bonus Shares unless they purchase shares of Class AAA Common Stock for cash in this Offering Circular.

The Company is selling shares of Class AAA Common Stock.

The Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the Company at its sole discretion. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission, the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the Offering Statement of which this Offering Circular forms a part may be used for up to three years and 180 days under certain conditions.

This Offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this offering, and all funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and reviewed by DealMaker Securities. Once investor subscriptions are accepted by the Company and reviewed by DealMaker Securities, funds will be deposited into an account controlled by the Company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(c) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately [____].

The Company is following the “Offering Circular” format of disclosure under Regulation A.

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Implications of Being an Emerging Growth Company

The  Company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because it is not registering its securities under the Exchange Act. Rather, it will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to the company’s business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semi-annual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which this offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the company may immediately suspend the Company’s ongoing reporting obligations under Regulation A.

If and when the Company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company it:

●	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from its shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The Company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, the company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after the company’s initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time should it no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the Company would cease to be an “emerging growth company” if the Company has more than $1.07 billion in annual revenues, has more than $700 million in market value of its common stock held by non-affiliates, or issues more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to the Company due to the fact that it may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

3

SUMMARY

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Company”, “Mode”, “we”, “our” and “us” refer to Mode Mobile, Inc. and Current (Gibraltar) Limited on a consolidated basis, unless the context indicates otherwise.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Mode Mobile Company Overview

Mode Mobile, Inc. was founded in 2015 as a Limited Liability Company with a mission to provide people around the world with income and saving opportunities through their everyday mobile activities. Mode Mobile was previously known as Nativ Mobile, Inc. before it changed its name to Mode Mobile, Inc. in 2022. Prior to that, the Company was originally founded as Nativ Mobile, LLC before a name change and conversion a Delaware corporation in 2021. The Company aims to unlock the full potential of the world’s most accessible income-generating asset, the smartphone, currently sitting untapped in the pockets of over 7 billion global consumers. These consumers spend 4 trillion hours per year on their smartphones and we believe this presents a massive opportunity to turn people’s phones into income streams, just like Uber and Airbnb did with cars and homes. At Mode, we enable customers to earn and save money directly from the things they already do – like playing games, listening to music, watching videos, and even charging and unlocking their phones.

4

Selected Risks Associated With The Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We have a limited operating history upon which to evaluate our performance and have not yet generated profits or net income.

●	We are constantly updating and advancing our technology and there is no guarantee that we will be able to find a product-market fit that will allow us to see consistent profits.

●	We conducted a token offering, through our Gibraltar-based subsidiary, which may open us up to future regulatory action or litigation.
●	We will be required to raise additional capital in order to continue to develop our technology and commercial ready versions of our product.

●	We rely on a small management team to execute our business plan.

●	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

●	There is no current market for any shares of the Company’s stock.

●	The auditor included a “going concern” note in its audit report.

Offering Terms

Securities Offered by the Company	Maximum of 120,000,000 of Class AAA Common Stock at $0.25 per share for up to $30,000,000, plus up to 150,000,000 additional shares of Class AAA Common Stock eligible to be issued as Bonus Shares for no additional consideration. See “Plan of Distribution and Selling Securityholders” for more information on the eligibility criteria to receive Bonus Shares, which will only be offered to investors in this Offering.

Securities Offered by Selling Securityholders	Maximum of 30,000,000 of Class AAA Common Stock at $0.25 per share for up to $7,500,000 to be received by the selling securityholders.
Minimum Investment	The minimum investment in this offering is $1,000.00 or 4,000 shares of Class AAA Common Stock.
Securities outstanding before the Offering (as of May 28, 2024):
Class AAA Common Stock	79,685,903
Class A Common Stock	646,825,014
Class B Common Stock (1)	237,578,169
Class C Common Stock	10,993,629
Series Seed Preferred Stock	353,712,906

Securities outstanding after the Offering (assuming the maximum number of shares of Class AAA Common Stock are sold in this offering).(2)
Class AAA Common Stock	349,685,903
Class A Common Stock	646,825,014
Class B Common Stock(1)	237,578,169
Class C Common Stock	10,993,629
Series Seed Preferred Stock	353,712,906

Use of Proceeds	The proceeds of this Offering will be used for product development, payroll, marketing, and general overhead. See the “Use of Proceeds” section of this Offering Circular for further details.

(1) Includes up to 221,542,649 shares issuable upon the exercise of options for Class B Common Stock

(2) Assumes all 120,000,000 of Class AAA Common Stock offered for cash by the Company are sold, plus to the maximum of 150,000,000 Bonus Shares are issued in this Offering. Additionally, assumes all 30,000,000 shares of Class AAA Common Stock are sold by selling stockholders in this Offering. These shares of Class AAA Common Stock would be newly issued as a result of conversion by the following holders: 19,478,247 shares of Class A Common Stock, 8,635,079 shares of Series Seed Preferred Stock, and options exercisable for 1,886,674 shares of Class B Common Stock. This would therefore have the effect of reducing the number of issued and outstanding Class A Common Stock, Series Seed Preferred Stock, and Class B Common Stock by those amounts.

5

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

RISK FACTORS

Risks Related to Our Company

We have a limited operating history upon which to evaluate our performance and have generated minimal profits and net income.

While we were first organized in 2015, we still have a limited operating history and have yet to consistently generate operating profits or net income. We have been generating revenue since 2020, but we also continue to iterate on our products and technology and as such, cannot guarantee that our prior operating history will be indicative of our future operating results, or future products will be able to consistently generate revenue and operating profits.

Our audited consolidated financial statements for the fiscal years ended December 31, 2023 and 2022 have been prepared on a going concern basis.

The Company has suffered recurring losses from operations and, as of December 31, 2023, had a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The Company’s ability to continue as a going concern in the next twelve months following the date of the consolidated financial statements is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

If the Company cannot raise sufficient funds, it will not succeed.

The Company may receive up to a maximum of $30,000,000 from the sale of Class AAA Common Stock in this Offering, with additional proceeds going to selling securityholders. Even if the maximum amount is raised, the Company is likely to need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons relating to the Company itself or to the broader economy, it may not survive. If the Company manages to raise only the minimum amount of funds sought, it will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.”

Any valuation at this stage is difficult to assess.

The valuation for the Offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

Our subsidiary conducted a token offering which may open us up to future regulatory action or litigation.

In 2018, our Gibraltar-based subsidiary, Current (Gibraltar) Limited, conducted and completed a security token offering where we offered $CRNC tokens to investors in consideration for their investments, the proceeds of which are to be used to build out a rewards earning system. The token offering was conducted pursuant to the registration exemption under Rule 506(b) of Regulation D. There is a chance that the rewards earning system may never be completed, and as a result, the holders of the $CRNC token may pursue litigation against us, and may seek damages to recoup the amount invested in the Company in this offering. Additionally, if the SEC or other regulatory bodies determine that the token offering constituted the sale of securities without compliance with applicable exemptions, the Company may face regulatory enforcement actions, fines, and legal proceedings. Such actions could result in significant financial and reputational harm, as well as diversion of management resources to address regulatory compliance matters. Investors should be aware that regulatory scrutiny and legal challenges in the cryptocurrency space are ongoing, and adverse regulatory outcomes could materially and adversely affect the Company’s operations and financial condition. The Company may also be required to undertake remedial measures, cease certain activities, or restructure its operations to comply with securities laws, which could further impact its business and financial performance.

The Company depends on key personnel and faces challenges recruiting needed personnel.

The Company’s future success depends on the efforts of a small number of key personnel. These key personnel include our Chief Executive Officer, Dan Novaes, and our Chief Technology Officer, Kiran Panesar. In addition, due to its limited financial resources and the specialized expertise required across marketing, business development, and product development, it may not be able to recruit the individuals needed for its business needs. There can be no assurance that the Company will be successful in attracting and retaining the personnel the Company requires to operate and be innovative.

6

Competitors may be able to call on more resources than the Company.

While the Company believes that its platform and product are unique, it is not the only way that its customers and user base can earn supplemental income. Additionally, competitors may replicate our business ideas and produce directly competing products. These competitors may be better capitalized than us, which would give them a significant advantage.

Our new products and services could fail to achieve the market acceptance.

Our future success is partially based on an assumption that our new products will be able to gain traction in the marketplace. It is possible that these new products will fail to gain market acceptance for any number of reasons. If our products fail to achieve significant traction and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

Expansion of our platform to a larger number of users will pose challenges.

As the number of customers using our platform grows, we will face challenges associated with managing our growth. For example, we may need to license rights from content developers. There is no guarantee that we will be able to license such rights at prices that are advantageous to the Company.

The Company is vulnerable to hackers and cyber-attacks.

As an internet-based business, we may be vulnerable to hackers who may access the data of the users of our platform. Further, any significant disruption in service on Mode Mobile or in its computer systems could reduce the attractiveness of the platform and result in a loss of investors and users interested in using our platform. Further, we rely on a third-party technology provider to provide some of our back-up technology. Any disruptions of services or cyber-attacks either on our technology provider or on Mode Mobile could harm our reputation and materially negatively impact our financial condition and business.

Any breach of our users’ data could impose liability upon the Company.

If we or third parties with which we do business were to fall victim to successful cyber-attacks or experience other cybersecurity incidents, including the loss of individually identifiable customer or other sensitive data, we may incur substantial costs and suffer other negative consequences, which may include liability for harms caused to our users from such a breach, or increased cybersecurity and other insurance premiums.

Risks Related to the Securities in this Offering

There is no current market for any shares of the Company’s stock.

There is no formal marketplace for the resale of the Company’s Class AAA Common Stock being sold in this Offering. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral. The Company currently has no plans to list any of its shares on any OTC or similar exchange. It is also unlikely that the Company will ever go public or get acquired by a bigger company. That means the money you paid for these securities could be tied up for a long time.

We have not set a minimum offering amount for this Offering.

We have not set a minimum offering amount for this Offering and funds received will not be deposited into a third-party escrow account prior to their release to the Company. This means that we will accept and have access to funds as they are received, but we may never raise enough to execute the business plan or even cover the costs of the Offering.

Our Company is controlled by few shareholders.

A substantial majority of the Company’s outstanding voting securities are held by one shareholder, who can therefore exert significant control over the Company. There are no guarantees that the position of this shareholder will always coincide with the opinion and interests of the other shareholders of the Company.

Investors in this Offering are purchasing Securities with No Voting Rights.

The Class AAA Common Stock that we are offering to investors in this offering has no voting rights. This means that you will have no rights in dictating on how the Company will be run. You are trusting in management discretion in making good business decisions that will grow your investment.

7

The Company has issued and outstanding shares of preferred stock with rights superior to those of the Class AAA Common Stock being offered in this Offering, including a liquidation preference.

The Company has Series Seed Preferred Stock issued and outstanding that entitles its holders to a liquidation preference in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or certain other events (such as, but not limited to, a merger, reorganization or consolidation). In such an event, the holders of shares of Series Seed Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment will be made to the holders of any classes of the Company’s Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series Seed Original Issue Price (which is currently is $0.01345679), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into Common Stock immediately prior to such event. As such, it is possible that, in such a liquidation event, investors in this Offering would not receive any distributions of cash or other assets from the Company. See “Securities Being Offered” for more information on the liquidation preference.

Our potential issuance of Bonus Shares may result in a discounted offering price being paid by certain investors in this Offering.

Certain investors may be entitled to Bonus Shares in this Offering, which results in an effective discount on any shares purchased. These shares will immediately dilute the value of your shares. Therefore, the value of shares of investors who pay the full price in this Offering will be diluted by investments made by investors entitled to these shares, who will effectively pay less per share. Investors may also suffer immediate dilution if they qualify for a lesser amount of Bonus Shares than other investors, who will effectively pay less per share.

There is fixed number of Bonus Shares, and therefore certain investors may not receive Bonus Shares even if they meet the criteria to receive Bonus Shares.

We have authorized up to 150,000,000 shares of Class AAA Common Stock to be issued as Bonus Shares to investors in this Offering. The Company will not issue more Bonus Shares than this amount. It is possible that, prior to the Company raising the maximum offering amount in this offering of $37,500,000, it will have issued all 150,000,000 Bonus Shares. If that occurs, investors in this offering that meet the eligibility requirements to receive Bonus Shares will not receive them.

There is no guarantee of return on investment.

There is no assurance that a purchaser will realize a return on its investment or that it will not lose its entire investment. For this reason, you should not invest in this Offering if you are unable to withstand losing your entire investment. Each purchaser should read this Offering Circular and all exhibits carefully and should consult with its own attorney and business advisor prior to making any investment decision.

The Company’s management has discretion as to use of proceeds.

The proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its investors in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of management with respect to application and allocation of the net proceeds of this Offering. Investors for the Class AAA Common Stock hereby will be entrusting their funds to the Company’s management, upon whose judgment and discretion the investors must depend.

The Company’s future fundraising may affect the rights of investors.

In order to expand, the Company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the Company.

Our valuation and the offering price of our Class AAA Common Stock have been established internally and are difficult to assess.

The Company has set the price of its Class AAA Common Stock at $0.25 per share, plus a 2% Investor Transaction Fee, see “Securities Being Offered” for further details on this fee. Valuations for companies at this stage are generally purely speculative. Our valuation has not been validated by any independent third party and may decrease precipitously in the future. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. The issuance of additional shares of Common Stock, or additional option grants may dilute the value of your holdings. You should not invest if you disagree with this valuation. See “Dilution” for more information.

The Investor Transaction Fee may not count toward your cost basis for tax purposes.

The IRS and/or another relevant tax authority may consider the price of the share before including the Investor Transaction Fee as the cost basis for determining any gain or loss at a realization event. You should discuss with your tax advisor the appropriate way to determine the relevant tax obligation.

8

The Company may fundraise at a price per share lower than offered to investors in this Offering.

The Company may seek to raise additional capital in other offerings of its equity securities (including, but not limited to, offerings under Rule 506(c) of Regulation D). In any such offerings, the Company may offer shares of its Class AAA Common Stock at a price per share lower than what is available to investors in this Offering, and could also result in additional dilution to investors in this Offering.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this Offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Our Amended and Restated Certificate of Incorporation includes a forum selection clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our Amended and Restated Certificate of Incorporation requires that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Company Law, our Amended and Restated Certificate of Incorporation, as amended or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our Amended and Restated Certificate of Incorporation provides that this exclusive forum provision will not apply to claims arising under the Securities Act. Further, this provision will not apply to claims arising under the Exchange Act, as Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. This forum selection provision in our Bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents, which may discourage lawsuits against us and such persons. It is also possible that, notwithstanding the forum selection clause included in our Amended and Restated Certificate of Incorporation a court could rule that such a provision is inapplicable or unenforceable.

9

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this Offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of New York. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this Offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

10

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options, and assuming that the shares are sold at $0.25 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

					Total Issued	Effective Cash Price per Share at Issuance or
	Date	Issued		Potential	and Potential	Potential
	Issued	Shares		Shares	Shares	Conversion
Class A Common Stock	2021	646,825,014		0	646,825,014	$-.000
Class B Common Stock	2021	16,035,520		0	16,035,520	$-.000
Class C Common Stock	2023	10,993,629		0	10,993,629	$0.02600
Series Seed Preferred Stock	2021	353,712,906	(1)	0	353,712,906	$0.00493
Class AAA Common Stock - Regulation CF	2023	65,413,695		0	65,413,695	$0.07460
Class AAA Common Stock - Regulation D Rule 506(c) & Regulation S	2024	14,272,208	(2)	0	14,272,208	$0.06585

Warrants for Class AAA Common Stock	2023	0		3,375,000	3,375,000	$0.00690

Options for Class B Common Stock
$0.0069 Strike Price	2023-2024	0		221,542,649	221,542,649	$0.00690

Total Common Share Equivalents		1,107,252,972		224,917,649	1,332,170,621	$0.00706

Investors in Class AAA Common Stock, assuming full amount raised		300,000,000	(3)(4)	0	300,000,000	$0.10000

Total After Inclusion of this Offering		1,377,252,972	(5)	224,917,649	1,602,170,621	$0.02459

(1)	Assumes conversion of all Series Seed Preferred Stock to Class A Common Stock
(2)	Includes $939,766 raised via Rule 506(c) and Regulation S from the issuance of 14,272,208 shares.
(3)	Includes selling securityholders
(4)	Assumes 150,000,000 Bonus Shares issued as a part of this Offering
(5)	Reduces total shares outstanding prior to this Offering by 30,000,000 to reflect selling securityholders

The following table demonstrates the dilution that new investors will experience upon investment in the Company. The price per share in this table reflects the price of Class AAA Common Stock in the Offering of $0.25. This table uses the Company’s audited net tangible book value as of December 31, 2023 of $4,065,773 which is derived from the net equity of the Company in the December 31, 2023 audited financial statements. This tangible net book value is then adjusted to contemplate conversion of all other convertible instruments outstanding at current that would provide proceeds to the Company, which assumes exercise of all warrants and stock options outstanding. While not every outstanding warrant or option may be exercised, we believe that it is important to identify the potential dilution that could occur upon the exercise of all existing securities issued by the Company. To further illustrate the dilution that investors may experience, the second and third tables illustrate dilution including authorized, but unissued stock options, and solely on the basis of outstanding equity securities, respectively.

11

On Basis of Full Conversion of Issued	$5,000,000		$8,000,000		$30,000,000
Instruments	Raise		Raise	(1)	Raise	(1)
Price Per Share	$0.25		$0.25		$0.25
Shares Issued	40,000,000	(2)	65,840,000	(2)	270,000,000	(2)
Capital Raised	$5,000,000		$8,000,000		$30,000,000
Less: Offering Costs	$(210,500	)(3)	$(360,500	)(3)	$(1,185,500	)(3)
Net Offering Proceeds	$4,789,500		$7,639,500		$28,814,500
Net Tangible Book Value Pre-Financing	$5,538,077	(4)	$5,538,077	(4)	$5,538,077	(4)
Net Tangible Book Value Post-Financing	$10,327,577		$13,177,577		$34,352,577

Shares Issued and Outstanding Pre-Financing	1,295,851,668	(5)(6)	1,295,851,668	(5)(6)	1,295,851,668	(5)(6)

Post-Financing Shares Issued and Outstanding	1,335,851,668		1,361,691,668		1,565,851,668

Net Tangible Book Value Per Share Prior To Offering	$0.00		$0.00		$0.00
Increase/(Decrease) Per Share Attributable to New Investors	$0.00		$0.01		$0.02
Net Tangible Book Value Per Share After Offering	$0.01		$0.01		$0.02
Dilution Per Share To New Investors ($)	$0.24		$0.24		$0.23
Dilution Per Share to New Investors (%)	96.91%		96.13%		91.22%

The offering costs assumed in the following table includes up to $1,875,000 in commissions to Dealmaker Securities, LLC, as well as legal and accounting fees incurred for this Offering. The table presents three scenarios for the convenience of the reader: a $5,000,000 raise from this Offering, a $8,000,000 raise from this Offering, and a fully subscribed $30,000,000 raise from this Offering.

(1)	Excludes proceeds from selling securityholders
(2)	Assumes maximum bonus shares of 100%, including bonus shares issued from the purchase of shares sold by securityholders
(3)	Assumes variable costs of 3% which includes 5% broker commission less 2% investor transaction fee
(4)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding stock options and warrants discussed in (5). The Net Tangible Book Value without the adjustment is equal to $4,065,773.
(5)	Assumes conversion of all issued preferred shares to common stock and conversion of 212,564,838 outstanding stock options (providing proceeds of $1,466,697 to net tangible book value) and conversion of 812,500 outstanding warrants (providing $5,606 to net tangible book value).
(6)	Does not include 36,318,953 fully diluted shares outstanding that have been issued in 2024

12

The next table is the same as the previous, but adds in consideration of authorized but unissued stock options, presenting the fully diluted basis. This adds 20,472,724 pre-financing shares outstanding and is not adjusted for potential conversion proceeds on the hypothetical exercise of these options.

On Basis of Full Conversion of Issued Instruments and Authorized but Unissued Stock Options	$5,000,000 Raise		$8,000,000 Raise	(1)	$30,000,000 Raise	(1)
Price Per Share	$0.25		$0.25		$0.25
Shares Issued	40,000,000	(2)	65,840,000	(2)	270,000,000	(2)
Capital Raised	$5,000,000		$8,000,000		$30,000,000
Less: Offering Costs	$(210,500	)(3)	$(360,500	)(3)	$(1,185,500	)(3)
Net Offering Proceeds	$4,789,500		$7,639,500		$28,814,500
Net Tangible Book Value Pre-Financing	$5,538,077	(4)	$5,538,077	(4)	$5,538,077	(4)
Net Tangible Book Value Post-Financing	$10,327,577		$13,177,577		$34,352,577

Shares Issued and Outstanding Pre-Financing	1,316,324,392	(5)(6)	1,316,324,392	(5)(6)	1,316,324,392	(5)(6)

Post-Financing Shares Issued and Outstanding	1,356,324,392		1,382,164,392		1,586,324,392

Net Tangible Book Value Per Share Prior To Offering	$0.00		$0.00		$0.00
Increase/(Decrease) Per Share Attributable to New Investors	$0.00		$0.01		$0.02
Net Tangible Book Value Per Share After Offering	$0.01		$0.01		$0.02
Dilution Per Share To New Investors ($)	$0.24		$0.24		$0.23
Dilution Per Share to New Investors (%)	96.95%		96.19%		91.34%

(1)	Excludes proceeds from selling securityholders
(2)	Assumes maximum bonus shares of 100%, including bonus shares issued from the purchase of shares sold by securityholders
(3)	Assumes variable costs of 3% which includes 5% broker commission less 2% investor transaction fee
(4)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding stock options and warrants discussed in (5). The Net Tangible Book Value without the adjustment is equal to $4,065,773.
(5)	Assumes conversion of all issued preferred shares to common stock and conversion of 212,564,838 outstanding stock options (providing proceeds of $1,466,697 to net tangible book value) and conversion of 812,500 outstanding warrants (providing $5,606 to net tangible book value) and conversion of authorized, but unissued stock options of 20,472,724 (no adjustment for proceeds contemplated in the calculations).
(6)	Does not include 36,318,953 fully diluted shares outstanding that have been issued in 2024

13

The final table is the same as the previous two, but removes the assumptions of conversion of options, and warrants and consideration of authorized but unissued stock options, instead only presenting issued shares (common shares, plus the assumption of conversion of all issued and outstanding preferred shares).

	$5,000,000		$8,000,000		$30,000,000
On Issued and Outstanding Basis	Raise		Raise	(1)	Raise	(1)
Price Per Share	$0.25		$0.25		$0.25
Shares Issued	40,000,000	(2)	65,840,000	(2)	270,000,000	(2)
Capital Raised	$5,000,000		$8,000,000		$30,000,000
Less: Offering Costs	$(210,500	)(3)	$(360,500	)(3)	$(1,185,500	)(3)
Net Offering Proceeds	$4,789,500		$7,639,500		$28,814,500
Net Tangible Book Value Pre-Financing	$4,065,773		$4,065,773		$4,065,773
Net Tangible Book Value Post-Financing	$8,855,273		$11,705,273		$32,880,273

Shares Issued and Outstanding Pre-Financing	1,082,474,330	(4)(5)	1,082,474,330	(4)(5)	1,082,474,330	(4)(5)

Post-Financing Shares Issued and Outstanding	1,122,474,330		1,148,314,330		1,352,474,330

Net Tangible Book Value Per Share Prior To Offering	$0.00		$0.00		$0.00
Increase/(Decrease) Per Share Attributable to New Investors	$0.00		$0.01		$0.02
Net Tangible Book Value Per Share After Offering	$0.01		$0.01		$0.02
Dilution Per Share To New Investors ($)	$0.24		$0.24		$0.23
Dilution Per Share to New Investors (%)	96.84%		95.92%		90.28%

(1)	Excludes proceeds from selling securityholders
(2)	Assumes maximum bonus shares of 100%, including bonus shares issued from the purchase of shares sold by securityholders
(3)	Assumes variable costs of 3% which includes 5% broker commission less 2% investor transaction fee
(4)	Assumes conversion of all issued preferred shares to common stock
(5)	Does not include 36,318,953 fully diluted shares outstanding that have been issued in 2024

14

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by a company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

15

USE OF PROCEEDS TO THE ISSUER

Please see the table below for a summary our intended use of proceeds from this Offering under various raise scenarios:

			Maximum Offering
Total Gross Cash Proceeds	$5,000,000	$10,000,000	$37,500,000
To Selling Securityholders	$0	$2,000,000	$7,500,000
Commissions & Variable Expenses	$250,000	$500,000	$1,875,000
Transaction Fee Charged To Investors	$-100,000	$-200,000	$-750,000
Fixed Costs	$60,500	$60,500	$60,500

Total Net Proceeds	$4,789,500	$7,639,500	$28,814,500

Use of Net Proceeds	Amount	%	Amount	%	Amount	%
Payroll	$1,197,375	25%	$1,909,875	25%	$7,203,625	25%
Product Development	$1,197,375	25%	$1,909,875	25%	$7,203,625	25%
Marketing & Advertising	$1,197,375	25%	$1,909,875	25%	$7,203,625	25%
General & Administrative	$1,197,375	25%	$1,909,875	25%	$7,203,625	25%
Total Use of Proceeds	$4,789,500		$7,639,500		$28,814,500

Because the Offering is a “best efforts,” we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

OUR BUSINESS

Company Operations & Product Overview

Mode Mobile, Inc. was founded in 2015 as a Limited Liability Company by Dan Novaes, CEO, and Kiran Panesar, CTO, with a mission to provide people around the world with income and saving opportunities through their everyday mobile activities. Mode Mobile was previously known as Nativ Mobile, Inc. before a name change in 2022, and prior to that, was originally founded as Nativ Mobile, LLC before a name change in 2021. The Company aims to unlock the full potential of the world’s most accessible income-generating asset, the smartphone, currently sitting untapped in the pockets of over 7 billion global consumers. These consumers spend 4 trillion hours per year on their smartphones and we believe this presents a massive opportunity to turn people’s phones into income streams, just like Uber and Airbnb did with cars and homes. At Mode, we enable customers to earn and save money directly from the things they already do – like playing games, listening to music, watching videos, and even charging and unlocking their phones.

Products

The Company’s Mode Earn App enables users the ability to earn rewards on a single platform for interacting with digital content on their smartphones. Mode Mobile drives user engagement and monetizes user activity primarily through digital marketing revenue from advertising partners. The Company shares a portion of generated revenue with users and also facilitates earnings and savings for users directly from advertising brands. Since 2019 Mode has generated nearly $50 million in revenue from advertisers, with 2022 revenue reflecting more than 150x growth from 2019, even while still in beta.

Mode Mobile also offers the Mode EarnPhone which is a smartphone embedded with the Company’s EarnOS software for a more integrated and enhanced earnings experience. The ModePhone’s software is similar to the Mode Earn App, but includes more functionality and lives in the form of an Operating System. The Mode EarnPhone has all the specs one would want from a phone – like a triple lens camera, fingerprint and face ID, and a 6.52 inch HD screen, but unlike other smartphones, it was developed to make money for its user. The Mode EarnPhone is available at www.modephone.com and a variety of online retailers in the United States such as Amazon, Walmart, and Best Buy. We are currently growing our subscription channels, as well as partnerships with major telecom carriers, while also turning towards international expansion.

In 2023, the Company launched a new subscription software product, called the Mode Earn Club, whereby our users pay a monthly fee for access to our rewards ecosystem. In this new product, the Company keeps 100% of the subscription revenue and the user keeps 100% of all rewards they earn. This product is still in testing phase and may change over time based on its performance with our existing user base and in the market.

16

Trademarks

The Company has protected its Trademarks, which is a key part of its business operations and overall corporate strategy. A summary of its Trademarks can be found below:

Name	Status	Number	Filing Date
Earn As You Go	Live	90072702	July 24, 2020
Earn As You Go: Activate Earn Mode	Live	90072727	July 24, 2020
Earn OS	Live	97021733	September 10, 2021
Earn UI	Live	97023073	September 21, 2021
Mode Logo	Live	90815642	July 7, 2022
The Phone that Pays	Live	90823313	July 12, 2021
Earn Mode	Live	97023080	September 21, 2021
Mode Earn App	Live	97177172	December 17, 2021
Earn App	Live	97177401	December 17, 2021
Mode Earn Phone	Live	97178560	December 17, 2021
Mode Earn OS	Live	97181074	December 20, 2021

Key Suppliers

The Company sources its EarnPhone from Skyworth, a manufacturer based in China. The Company does not have an exclusive relationship with this supplier and can easily source new partners to manufacture the EarnPhone.

Competition

The market for rewards-based mobile apps continues to grow and evolve with numerous companies offering consumers the ability to earn cash-back and rewards for various online activities. Competitors include Fetch Rewards, Ibotta, Rakuten, and Swagbucks. Mode Mobile offers an integrated hardware and software solution, the Mode EarnPhone, that rewards users for everyday mobile activities on their smartphones.

While the majority of smartphone manufacturers do not offer an integrated rewards-based operating system like the EarnOS, we do also view smartphone manufacturers like Apple, Samsung, Nokia, and others as indirect competitors to the Mode EarnPhone.

Customers

Our customer base is comprised of over 40,000,000 users spread across over 170 countries, who have downloaded the Mode Earn App or purchased the Mode EarnPhone. To date, our users and customers have earned over $250,000,000 in rewards by interacting with our technology. The Company typically acquires customers by advertising on social media and search channels such as Google and Meta (Facebook and Instagram).

The Company also counts members of its Mode Earn Club as customers, each of which pay anywhere from $1 to $20 per month to be a member of the Club and earn additional savings and benefits.

The Company also sells its EarnPhone through certain third party retailers, which then sell the EarnPhone to their customers. These third-party retailers include BestBuy, Amazon, Walmart, Newegg, Adorama, Groupon, Mason, Dailysteals, eBay, Reebelo, and UnbeatableSale. The Company uses an in-house business development team, led by its CEO, to acquire new retailers and distribution channels.

The Company also views its advertising partners as customers. The Company has agreements with these advertising partners whereby the partners pay the Company based on how the Company’s customers and users interact with various websites and mobile applications. No single advertising partner makes up more than 15% of the Company’s advertising revenue.

Current (Gibraltar) Limited & $CRNC Token Issuance

The Company also has a subsidiary, Current (Gibraltar) Limited (“CGL”), a Gibraltar company organized in 2018. The Company owns 100% of the voting shares of CGL. CGL was organized to develop a rewards network and protocol, the purpose of which was intended to be used as a rewards distribution mechanism for Mode Mobile and its user base (the “$CRNC Network”). In order to build out this network, the Company, via CGL, conducted and completed a security token offering pursuant utilizing exemptions from registration under the Securities Act provided by Rule 506(b) of Regulation D and Regulation S to non-US investors. In that offering, CGL offered $CRNC tokens to investors in consideration for their investments. The proceeds from the token offering were approximately $26 million, which was to be used to build out the $CRNC Network. Due to a disclosed delay in delivering tokens to investors resulting from regulatory uncertainties associated with blockchain and cryptocurrency projects, the investments were executed pursuant to “Simple Agreement(s) for Future Tokens” (“SAFTs”), which, among other things, contemplated the Company delivering $CRNC tokens to investors in advance of the $CRNC Network launch. The obligations to these SAFT holders are described more fully in the “Securities Being Offered – Simple Agreement for Future Tokens” section.

The further buildout of the $CRNC Network will be carried out by a foundation established by CGL. The Company expects the foundation to be established, and the $CRNC Network to be built, by Q3 2024. By virtue of the creation of the foundation, control over the governance of the $CRNC network will transfer from the Company to $CRNC token holders and the Company’s management will not be involved in the foundation’s ongoing operations. At such time, all obligations due from the Company to $CRNC token holders (including obligations of the Company set forth in the SAFTs) will cease. The Company will have no financial responsibility for the operation of the foundation and upon completion and creation of the foundation, the Company will completely divest its interest and involvement in the $CRNC Network. As of the date of this Offering Circular, all of the technology that serves as the backbone of the $CRNC Network has been developed and is being tested by consumers in an alpha version.

For purposes of clarification, while the foundation will be established by CGL, it will not be a related party once the $CRNC Network has launched with operations becoming vested in the foundation. The foundation's purpose is to allow stakeholders of the $CRNC network to govern and direct the ecosystem without a centralized overseer like CGL. CGL will have some level of oversight at the foundation's launch, this oversight will cease once $CRNC stakeholders assume control of foundation governance, which is scheduled to take place as soon as practically possible after the launch of the $CRNC Network.

The Company may engage with the foundation opportunistically as an advertising partner – i.e. to advertise Mode Mobile on the $CRNC Network, and vice versa. However, any relationship between the Company and the foundation (and/or CGL, the entity that established the foundation) in this capacity would be substantially the same as other third-party advertising-based partnerships of the Company. As of the date of this Offering Circular, no written agreement is in place between the Company and CGL or the foundation to serve as an advertising partner. Finally, the $CRNC Network is a stand-alone separate rewards distribution system, and is completely distinct from the Mode Mobile point-based rewards system.

Employees

The Company currently has 16 full-time employees, 34 full-time contractors, and 4 part-time contractors. These employees are spread out across 19 countries. Approximately 40% of the Company’s employees are based in the United States and all of the Company’s executive officers and directors are based in the United States.

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Regulation

By virtue of handling our user’s data, we are subject to numerous statutes related to data privacy, and additional legislation and regulation should be anticipated in every jurisdiction in which we operate. Example federal (US) and European statutes we could be subject to are:

GDPR

The EU-wide General Data Protection Regulation imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and policies. It requires data controllers to implement more stringent operational requirements for processors and controllers of personal data, including, for example, transparent and expanded disclosure to data subjects (in a concise, intelligible and easily accessible form) about how their personal information is to be used, imposes limitations on retention of information, increases requirements pertaining to health data and pseudonymized (i.e., key-coded) data, introduces mandatory data breach notification requirements, and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. Fines for non-compliance with the GDPR will be significant—the greater of €20 million or 4% of global turnover.

ePrivacy Directive

The ePrivacy directive sets out the rules relating to the processing of personal data across public communications networks. This directive requires business to ensure consent requests are made and that consent is received from the user before the use of cookies is made. Businesses must communicate the privacy rules with accurate and specific information regarding the data contained in the cookie. Information must be communicated before the consent requests are made, in plain language. Organizations must ensure that users are able to withdraw consent in the same simple manner as the initial consent request.

CRPA and CCPA

The CRPA and CCPA define and establish various rights that consumers residing in California have over the privacy of their data along with the responsibilities of businesses when collecting personal information. It requires businesses that control the collection of consumers’ personal information to inform them of the category, purpose and duration the business intends to retain such information. It lists the consumers’ right to correct their data and have their data deleted. Customers may also exercise their right to limit the sale or sharing of their personal or sensitive personal information. Fines for non-compliance can range from $100 to $750 per consumer per incident. Additionally, in certain cases the California Privacy Protection Agency may impose administrative fines ranging from $2,500 to $7,500 for each violation.

THE COMPANY’S PROPERTY

Mode Mobile, Inc. is a fully remote, U.S.-based company and as such, does not have a central headquarters from which it conducts its operations. The Company has limited fixed assets consisting mostly of computer hardware used by employees. The Company’s current mailing address is One East Erie Street, Suite 525, Chicago, IL 60611.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. The audited financials and overall financial discussion in this Offering cover the consolidated financials for both Mode Mobile, Inc., which was incorporated in 2015 and Current (Gibraltar) Limited, which was incorporated in 2018.

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Operating Results

For the Fiscal Years Ending December 31, 2023 and 2022

Mode Mobile generated net revenues of $8,226,428 during the fiscal year ending December 31, 2023 compared to $24,947,043 during the fiscal year ending December 31, 2022, representing a 67% decrease which was related to the Company’s plans to decrease expenses, increase profit margin, and increase operating income. In 2022, the Company began to see its advertising partners advertise less in financial services, consumer goods, and gaming, which traditionally had been a major revenue driver. Therefore, in early 2023, the Company made a concerted effort to focus on improving unit economics and be more conversative on revenue growth. As a result of these decisions, the Company spent less money on advertising and user acquisition, which resulted in less new customers and lower revenue. The Company also cut out less profitable market segments as a part of this exercise, which was another reason for the reduction in revenues. The majority of the revenues the Company did earn in both periods was earned through the Company’s Mode Earn App, where Mode Mobile gets paid by advertising partners, brands, and other technology providers when Mode users interact with digital content on their smartphones. The Company had cost of revenue of $2,941,561 and $10,249,605, respectively, during the fiscal years ending December 31, 2023 and 2022. Costs of revenue include rewards that are paid out to Mode Mobile users, payment processing fees, EarnPhone hardware costs, website hosting, and revenue share payouts. The majority of costs of revenue for both the fiscal years ending December 31, 2023 and 2022 were related to reward pay outs. The Company’s gross margin for the fiscal year ending December 31, 2023 was 64% compared to 59% for the year ended December 31, 2022. The increase in gross margin was primarily related to the Company decreasing advertising spend for customer acquisition and the launch of a new product, the Mode EarnClub, a discussion of which is included above.

Operating expenses of the Company for both the years ended December 31, 2023 and 2022 primarily consisted of customer acquisition costs and employee and contractor compensation related to software development and general and administrative expenses. Operating expenses during the fiscal year ending December 31, 2023 amounted to $11,362,928, a 54% decrease from $24,754,480 during the fiscal year ending December 31, 2022. Sales and marketing expenses consisted primarily of digital advertising costs on social media and search platforms such as Meta and Google, which totaled $2,077,123 during the fiscal year ending December 31, 2023 and $12,384,163 during the fiscal year ending December 31, 2022, or a 83% decrease period over period. The significant decrease in sales and marketing costs was related to the Company’s decision, as discussed above, to decrease user acquisition in order to improve unit economics and profitability. Additionally, the Company recognized research and development expenses of $5,190,493 for the year ending December 31, 2023 versus $5,434,239 for the year ending December 31, 2022, which was a 4% decrease year over year. General and administrative expenses consisted primarily of executive and operational payroll costs, professional services, and overhead expenses, which totaled $3,244,007 for the year ending December 31, 2023 versus $5,036,078 for the year ending December 31, 2022, representing a 36% decrease. The decrease across research and development and general and administrative expenses was primarily related to payroll cuts and other cost cutting measures that were in line with the Company’s discussion to decrease operating expenses with the goal of improving profitability. Finally, during fiscal year 2022, the Company recognized a non-cash expense of $1,900,000 related to royalty payments to holders of its $CRNC tokens voluntarily paid out in lieu of the Company completing a build out of the $CRNC Network, due to the delays described in “The Company’s Business” section of this Offering Circular, and recognized no expenses in this category during fiscal year 2023. The overall decrease in operating expenses during fiscal year 2023 as compared to fiscal year 2022 was related to the Company’s efforts to decrease user acquisition advertising spend and overall operating expenses, with the goal of increasing profitability.

In addition to the above, the Company recognized total other income of $2,719,528 during the fiscal year ending 2023, versus $7,682,764 during the fiscal year ending 2022, which was a decrease of 65% period over period. Of the total other income recognized, a large driver of the decrease was related to realized gains on cryptocurrency sales, which was $8,099,516 in 2022, but decreased by 92% to $623,344 in 2022. The Company also recognized other income of $2,215,323 in 2023, versus $34,856 in 2022. Most of the increase was related to approximately $465,000 in Employee Retention Credits and a one-time $1,600,000 entry that was the result of the Company removing all liability it has from the issuance of $CRNC tokens as discussed below.

As a result of the foregoing, the Company realized a net loss of $3,358,533 for the fiscal year ending December 31, 2023 – a 41% increase in net loss compared to a net loss of $2,374,278 during the fiscal year ending December 31, 2022.

Liquidity and Capital Resources

As of December 31, 2023, the Company had cash on hand of $2,524,045. To date, the Company has generated minimal net income, and over the past two years, the Company has operated under losses. As of December 31, 2023 the Company has an accumulated deficit of $4,318,480. However, the Company has generated substantial revenue and gross profit over the last two years and expects to continue to grow revenue by launching new product and onboarding new third-party retailers. Additionally, given its efforts to decrease marketing spend, improve unit economics, and reduce operating expenses as discussed above, it still aims to achieve a positive net income in the next twelve to eighteen months.

To date, the Company has been capitalized by equity investments from its shareholders, primarily from the sale of its Series Seed financing round Preferred Stock and the sale of its Series AAA Common Stock. Historically, the Company had received significant income from the sale of crypto assets that it purchased for investment and has re-sold for profit intermittently. This includes income of $8,099,516 in fiscal year 2022. However, as of December 31, 2023, the Company held only $26,384 in cryptocurrency assets, therefore it does not plan to rely on these sales to generate significant income going forward.

Going forward, the Company plans to rely on various equity crowdfunding efforts to sustain operating losses until it can reach profitability. In July 2023, the Company launched a Regulation CF campaign to fund growth and operations, the Company has received $4,880,014 in gross proceeds from this fundraise. In November 2023, the Company launched a fundraise pursuant to Rule 506(c) of Regulation D, which is only available to accredited investors. This offering is still ongoing as of the date of this Offering Circular and the Company has raised approximately $697,425 from this offering as of the date of this Offering Circular. The Company also launched a fundraise pursuant to Regulation S, which is only available to international investors. This offering is still ongoing as of the date of this Offering Circular and the Company has raised approximately $196,050 in this offering. The Company has also launched fundraises via FrontFundr in Canada and Seedrs in the United Kingdom and Europe. As of the date of this Offering Circular, the Company has not yet closed on any proceeds from these two fundraises.

The Company has access to potential debt and lines of credit and it can also access additional equity capital through its existing shareholder base and network. The Company expects to continue needing the assistance of outside capital, whether via debt or equity, later this year as it grows its revenue, customer base and operating expenses.

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$CRNC Tokens Royalty

In 2018, the Company (via CGL) conducted and completed a security token offering pursuant to a side-by-side, Regulation D and Regulation S offering where it offered $CRNC tokens to investors in consideration for their investments, which were to be used to build the $CRNC Network described elsewhere int this Offering Circular. Due to a delay in delivering tokens to investors, the investments were executed pursuant to “Simple Agreement(s) for Future Tokens” (“SAFTs”), which, among other things, contemplated the Company delivering $CRNC tokens to investors in advance of the $CRNC Network.

On account of the launch of the $CRNC Network being delayed longer than expected, the Company elected to pay the SAFT holders a royalty based on the Company’s financial performance in 2021. Based on what each individual investor elected to receive, the consideration paid to investors on account of the royalty were either additional $CRNC tokens or shares in the Company. The value of this one-time royalty was $1,900,000 and the number of $CRNC tokens or Company shares an investor would receive was based on the original investment amount paid at the time of the execution of the SAFTs. Approximately 86% of investors elected to receive additional $CRNC tokens and 14% of investors elected to receive Company shares. Accordingly, the Company recognized a royalty liability of $1,900,000 as of December 31, 2022. This liability was released in fiscal year 2023 and was recognized as $1,600,000 other income as discussed above.

As described elsewhere in this Offering Circular, the buildout and launch of the $CRNC Network will be carried out by a foundation established by CGL. The Company expects the foundation to be established, and the $CRNC Network to be built, in Q3 2024. At such time, all obligations due from the Company to $CRNC token holders (including obligations of the Company set forth in the SAFTs, such as the royalty liability described above) will cease. By virtue of the creation of the foundation, control over the governance of the $CRNC tokens will transfer from the Company to token holders. The Company will have no financial responsibility for the operation of the foundation.

Plan of Operations

The Company has recognized revenue over the past three years, including net revenues of $8,226,428 and $24,947,043 for the years ended December 31, 2023 and 2022, respectively. As mentioned above, the decrease in revenue from 2022 to 2023 was related to the Company decreasing overhead and advertising expenses with the goal of attaining profitability earlier. The majority of the revenue the Company has earned has been through the Company’s Mode Earn App, where Mode Mobile gets paid by advertising partners, brands, and other technology providers when Mode users interact with digital content on their smartphones. Mode Mobile has also generated minimal revenue from sales of the Mode EarnPhone. In the Company’s opinion, proceeds from this Offering will satisfy its cash requirements for the next twelve to eighteen months to sustain normal operations and achieve minimal net profits. However, it does anticipate that it will need to raise additional capital in 2025 and beyond if it wants to accelerate revenue and customer growth, with the majority of proceeds going towards advertising and increasing headcount.

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Trend Information

In 2023, the Company began testing a new product called the “Mode Earn Club”, which is a subscription service whereby Mode users can pay a monthly fee for access to more ways to earn cash and rewards within the Mode EarnOS ecosystem. The Company benefits from this because it is able to earn a more stable and predictable monthly subscription fee from its users. In return, Mode users can get access to more cash and non-cash rewards than they would have previously earned via the Mode EarnOS. The Company plans to roll out this product more broadly over the coming years. The Company expects this will contribute meaningful revenue and gross profit to its business over the coming years.

In 2023, the Company made certain operational changes, including the reduction of headcount, to lower its monthly operating losses to approximately $250,000.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term in Office	Approximate hours per week for part-time employees
Executive Officers
Dan Novaes	CEO	34	June 2015 to Present	Full-time
Kiran Panesar	CTO	29	June 2015 to Present	Full-time
Chip Correra	CIO	59	February 2023 to Present	Full-time
Prakash Ramachandran	CFO	59	January 2024 to Present	Full-time
Justin Hines	General Counsel	54	December 2018 to Present	Full-time
Kathy DeKam	Chief People Officer	62	May 2021 to Present	Full-time
Directors
Dan Novaes	Director	34	June 2015 to Present
Ross Holdren	Director	39	February 2021 to Present	1
Mark Lawrence	Director	37	February 2021 to Present	1

Dan Novaes, CEO and Director

Dan co-founded Mode Mobile with Kiran Panesar and has been CEO of the Company since June 2015. During that time, Dan has been responsible for setting the vision and direction for the Company, leading and inspiring a team of executives and managers, developing and executing strategic plans, and representing the organization to stakeholders and the public. Additionally, Dan has played a vital role in building relationships with key partners and vendors, ensuring the Mode Mobile brand is well represented, and the organization is compliant with all applicable laws and regulations. Dan has also been a driving force behind the culture of excellence that can be found throughout the organization and inspiring its team members to reach their highest potential. Dan has followed his entrepreneurial passion throughout his career. From an early age, he used his skills to establish a variety of businesses across international e-commerce, consumer products, and media. Dan is one of the youngest members of YPO and the Chicago Economic Club. He is a graduate of the Indiana Kelley School of Business. Prior to co-founding Mode Mobile, Dan was the co-founder and CEO of MobileX Labs, an application design and development company, from 2012 to 2015. Before then, he spent 10 years as the founder of Elekteks, a consumer electronics ecommerce retailer, and was the inventor of iFlask, the world’s first “smart” flask.

Kiran Panesar, CTO

Kiran co-founded the Company with Dan Novaes and began as CTO in June 2015. Kiran is responsible for leading the development and implementation of technology strategies to ensure the success of the organization. He oversees the development of new technologies and systems that will enhance the users’ experience, supports our engineering and product teams, while also focusing on costs and efficiency. Kiran has over 10 years software development experience and is a product and engineering leader with a passion for building cross-functional teams to solve problems. Kiran has a strong track record of successful product launches, including Instaliker, a project that helped millions of people boost their social media following. Before Mode Mobile, Kiran was the co-founder and CTO of MobileX Labs, an application design and development company, with tens of millions of monthly online users, where Kiran oversaw the building and maintenance of infrastructure. Prior to that, Kiran was a co–founder and Programmer for daptppt Designs, a software development company for iPhone and gaming applications.

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Prakash Ramachandran, CFO

Prakash Ramachandran currently serves as the CFO at Mode Mobile and is responsible for overseeing the Company’s financial & business operations functions, including developing & implementing financial plans, policies, and procedures, budgeting & forecasting, and overseeing accounting and financial reporting. Prior to working at Mode Mobile, Prakash served as CFO of Crownpeak Technology from June 2021 to 2023, a PE funded SaaS business. He helped to grow the company’s revenue during his tenure, primarily through acquisition initiatives. Before that, Prakash worked as an EVP and CFO for Digital Reasoning, an AI and cognitive computing company from December 2015 to June 2021. During that time, he successfully secured two rounds of financing, oversaw an acquisition of a medium-sized healthcare technology company, and contributed to Digital Reasoning’s acquisition by Smarsh, Inc. Prakash previously worked as the CFO for Polyera Corporation from 2011 to 2015, and held various VP and CFO positions in different organizations prior to that, showcasing diverse financial expertise. Prakash has a Bachelor of Commerce from Madras University and a Master of Science in Management from Stanford University Graduate School of Business. He is a Chartered Accountant from India as well as a Chartered Management Accountant of the U.K.

Francis “Chip” Correra, CIO

Chip began as CIO February 1, 2023, and is responsible for leading our product and engineering teams, including researching innovative new technologies, developing high-quality products, integrating third parties, and operating our technology platform and products. This includes researching industry trends and user needs, managing product roadmaps, and driving product success. Additionally, he is responsible for identifying and managing technology-related risks and staying abreast of new technology trends and developments. Chip has over 30 years’ experience directing all aspects of research and development, product engineering, project management, and operations. Chip is a graduate of the University of Massachusetts, where he obtained a BS in Computer System Engineering. Before joining Mode Mobile, Chip served as the CTO at Pixability, an ad tech company focusing on YouTube and connected TV advertising. From 20–7 - 2019, Chip was the SVP of Data, Engineering, and Delivery at Label Insight, a SaaS company providing insights on food label data that was acquired by NielsenIQ. Chip was also the founder and CTO at Linkable Networks from 2010 to 2017, a digital advertising and loyalty company that was acquired by Collinson Group.

Kathy DeKam, Chief People Officer

Kathy joined Mode Mobile as Chief People Officer on May 4, 2021. During her time in that role, she has been responsible for overall strategic direction and management of all human resources activities to support the organization’s goals and objectives. This has included performance management, talent acquisition, training and development, and team engagement. Additionally, she is responsible for fostering an open and inclusive culture, and supporting diversity and inclusion. Kathy leads the Company-wide OKR process and is responsible for leading the IT function, which includes technical support and maintenance for computer hardware, software, networks, systems integration, and development and adherence to IT policies and procedures

Before joining the Mode Mobile team, Kathy served from 2020 to 2021 as Chief People and Culture Officer at Qualifacts, a SaaS and web-based electronic health record company with 430+ employees in the U.S. and Peru and $70M+ annual revenue. Her role prior to that ran from 2015 to 2020, when she served as an EVP and Chief People and Culture Officer (5 ½ years) and Co-COO (1 ½ years) at Digital Reasoning, an artificial intelligence cognitive computing company with 180+ employees in the U.S., U.K. and Singapore and $38M+ annual revenue. While with Digital Reasoning, she participated in multiple capital fundraising events totaling $100M, and Smarsh’s acquisition of the company. From 2011 to 2015, Kathy was the Director of Human Resources (3 ½ years) and Chief of Staff (6 months) at Video Gaming Technologies, a casino video game developer and manufacturing company with 650+ employees in the U.S. and Mexico and $65M annual revenue. She participated in Aristocrat’s acquisition of Video Gaming Technologies, resulting in a company with a total of 6,000+ employees in 103 countries and $3B annual revenue. Kathy is also a U.S. Navy veteran with six years of service.

Justin Hines, General Counsel & Secretary

Judd joined Mode Mobile as General Counsel on December 3, 2018. In this role, Judd is responsible for corporate governance, corporate compliance, and legal risk management and ensuring the organization upholds the highest standards of professional excellence. Additionally, Judd monitors and reviews legal and regulatory developments to ensure compliance with all applicable laws and regulations, prepares, reviews, and negotiates contracts, agreements, and other legal documents, and advises on the Company’s investment initiatives. Judd is an experienced attorney, with over 24 years of experience in legal, compliance, and investment advisory roles, including Senior Associate at Katten Muchin Rosenman , an AmLaw 100, global law firm. He holds a BA in American Studies from Fairfield University and a Juris Doctorate from Emory University School of Law. Prior to working at Mode Mobile, Judd served from 2014 to 2018 as General Counsel and Chief Compliance Officer at Hayden Royal, an investment banking and finance company with $3B under management. From 2010 to 2014 Judd was the Managing Director at Majestic Capital Advisors, an investment advisory services firm. Prior to that, Judd was a director from 2005 to 2010 with the Macquarie Group, a global financial services company with $600B under management.

Ross Holdren, Director

Ross has been on the Board of Directors for Mode Mobile since February, 2021. In addition to his role at Mode Mobile, Ross currently serves as the CEO of Dose, a position he has held since February 2019. Ross has also been on the Board of Directors of Dose since August 2018. Ross is also a Principal at Garland Capital Group, where he has been since July 2013. Ross holds a Bachelor of Science in Business Administration from College of Charleston and a Master in Business Administration from INSEAD.

Mark Lawrence, Director

Mark has been on the Board of Directors for Mode Mobile since February, 2021. In addition to his role at Mode Mobile, Mark is the Founder and CEO of SpotHero, a position he has held since October 2010. Mark holds a Bachelor of Science in Finance and a Bachelor of Arts in Spanish from Bradley University.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2023, the Company compensated its executive officers and directors as follows:

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation (1)	Total Compensation
Dan Novaes	CEO, Director	$199,375	$0	$199,375
Kiran Panesar	CTO	$227,094	$35,415	$262,509
Chip Correra	CIO	$268,314	$85,805	$354,118
Justin Hines	General Counsel	$199,486	$71,641	$271,127
Kathy DeKam	Chief People Officer	$234,731	$87,769	$322,500
Prakash Ramachandran	CFO	$0		$0
Ross Holdren	Director	$0	$0	$0
Mark Lawrence	Director	$0	$33,782	$33,782

(1) Includes stock options granted by 2023; the value of which is calculating by multiplying all granted options by a strike price of $0.0069

For the year ended December 31, 2023, the Company’s Board of Directors granted the following stock options under the Company’s 2021 Plan to its officers: Justin Hines, 985,770; Kathy DeKam, 3,867,102; Kiran Panesar, 1,008,612, and Chip Correra, 12,435,444. All of these options are exercisable into shares of the Company’s Class B Common Stock.

The Company’s Chief Financial Officer, Prakash Ramachandran, began his role on January 15, 2024. In 2024, he was granted 22,260,214 stock options under the Company’s 2021 Plan, which are exercisable into shares of the Company’s Class B Common Stock.

For the year ended December 31, 2023, none of our Directors received cash compensation for their services as Directors of the Company.

2021 Equity Incentive Plan

The Company has adopted the 2021 Equity Incentive Plan (“2021 Plan”), which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2021 Plan was 243,000,000 shares of Class B Common Stock as of December 31, 2022. The options have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2021 Plan’s inception. Stock options granted under the 2021 Plan typically vest between immediate and four-year periods. As of May 28, 2024, there were 18,353,055 shares of Class B Common Stock available for future issuance under the 2021 Plan, 214,684,507 options issued and outstanding, and 9,962,438 options already converted into Class B Common Stock.

Employment Agreements with Executive Officers

Kiran Panesar Employment Agreement

The Company and Kiran Panesar are each party to an employment agreement dated April 1, 2019. Pursuant to the employment agreement, in exchange for Mr. Panesar’s services as CTO, Mr. Panesar is entitled to a starting base salary of $150,000 per year, which may be increased each year based on his performance, as well as an annual bonus not to exceed 20% of the base salary then in effect under the agreement. The agreement renews each year on March 31, unless earlier terminated. The Company may terminate Mr. Panesar’s employment for cause with 10 days notice, or without cause with 6 months’ notice. If terminated without cause, Mr. Panesar will be entitled to all compensation otherwise due during that 6 month period. The agreement also contains customary indemnification provisions, whereby the Company agrees to indemnify Mr. Panesar against certain liabilities and expenses that he may become subject to in performance of his duties, subject to certain limitations.

A copy of the employment agreement between Kiran Panesar and the Company is filed as an exhibit to the offering statement of which this Offering Circular forms a part.

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Kathy DeKam Employment Agreement

The Company and Kathy DeKam are each party to an employment agreement dated May 4, 2021. Pursuant to the employment agreement, in exchange for Ms. DeKam’s services as Chief People Officer, Ms. DeKam is entitled to a starting base salary of $220,000 per year, which may be adjusted each year based on performance, as well as an annual bonus not to exceed 15% of the base salary then in effect under the agreement. Ms. DeKam is also eligible to receive revenue-linked bonuses depending on the revenues generated by the Company. Ms. DeKam also received a grant of 1,550,000 $CRNC Tokens, which will vest in equal installments over four years, as well as 52,891 options under the Company’s 2021 Plan. Ms. DeKam’s employment is “at-will”, and either the Company or Ms. DeKam may terminate the agreement at any time for any reason – but if Ms. DeKam is terminated without cause, or resigns without “good reason”, she shall be entitled to severance pay of 3 months’ salary. The agreement contains certain customary non-disclosure provisions, whereby Ms. DeKam cannot disclose certain proprietary information of the Company, and also contains non-disparagement clauses. The agreement also contains customary indemnification provisions, whereby the Company agrees to indemnify Mr. DeKam against certain liabilities and expenses that he may become subject to in performance of her duties, subject to certain limitations.

A copy of the employment agreement between Kathy DeKam and the Company is filed as an exhibit to the offering statement of which this Offering Circular forms a part.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following information on the security ownership of management and others is as of May 28, 2024:

Title of Class	Name and address of beneficial owner		Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (3)
Officers and Directors
Class A Common Stock	Dan Novaes	(1)	525,121,542	0	81.2%
Class A Common Stock	Kiran Panesar	(1)	106,698,870	0	16.5%
Class B Common Stock	Kiran Panesar	(1)	0	5,132,646	1.9%
Class B Common Stock	All Other Officers & Directors	(1)	0	62,694,544	23.4%

Other Significant Holders
Series Seed Preferred Stock	Garland Fund I LLC	(1)(2)	166,115,772	0	47.0%

(1)	The following address may be used for each holder: One East Erie Street, Suite 525, Chicago, IL 60611

(2)	Garland Fund I LLC is controlled by Ross Holdren who also serves as a Director of the Company

(3)	Based on 646,825,014 shares of Class A Common Stock, 268,000,000 shares of Class B Common Stock, 10,993,629 shares of Class C Common Stock, 79,685,903 shares of Class AAA Common Stock, and 353,712,906 shares of Series Seed Preferred Stock outstanding as of May 28, 2024.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has employment agreements in place with certain of its executive officers, which are described in the “Compensation of Directors and Executive Officers” section of this Offering Circular.

As of the date of this Offering Circular, other than the agreements described above, the Company is not aware of any transactions with related parties that are required to be disclosed.

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SECURITIES BEING OFFERED

General

The Company is offering 120,000,000 shares of Class AAA Common Stock directly, plus up to 150,000,000 additional shares of Class AAA Stock eligible to be issued as Bonus Shares. 30,000,000 shares of Class AAA Common Stock are being offered by selling securityholders of the Company.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation filed with the State of Delaware on May 16, 2024 (our “Amended and Restated Certificate of Incorporation”) and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Under our Amended and Restated Certificate of Incorporation, our authorized capital stock consists of:

3,005,150,0000 shares of Common Stock, $0.0001 par value per share

●	2,125,000,000 shares designated as Class A Common Stock
●	268,000,000 shares designated as Class B Common Stock
●	12,150,000 shares designated as Class C Common Stock
●	600,000,000 shares designated as Class AAA Common Stock

388,800,000 shares of Preferred Stock, $0.0001 par value per share

●	388,800,000 shares designated as Series Seed Preferred Stock

Class AAA Common Stock

Voting Rights

The shares of Class AAA Common Stock have no voting rights of any kind, except as may be otherwise required by law.

Conversion

Each share of Class AAA Common Stock automatically converts into one (1) share of Class A Common Stock immediately upon the earlier of (x) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company or (y) an election by the Board of Directors of the Company to effect any such conversion. Each share of Class B Common stock is convertible into one (1) share of Class AAA Common Stock at the option of the shareholder.

Dividend Rights

The Company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series Seed Preferred Stock then outstanding will first receive, or simultaneously receive, a dividend on each outstanding share of Series Seed Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series Seed Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series Seed Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series Seed Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series Seed Original Issue Price.

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Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, after the payment in full of all Preferred Liquidation Amounts (which equaled $4,759,840 as of December 31, 2023) required to be paid to the holders of shares of Series Seed Preferred Stock, the remaining assets of the Company available for distribution to its stockholders will be distributed among the holders of shares of Class A, Class B, Class C, and Class AAA Common Stock, pro rata based on the number of shares held by each such holder.

“Deemed Liquidation Event” is defined as follows:

a)	a merger, reorganization or consolidation
b)	the sale, lease, transfer, exclusive license or other disposition by the Company or any subsidiary of the Company or all or substantially all of the assets or intellectual property of the Company and its subsidiaries

Additional information can be found in the Company’s Amended and Restated Certificate of Incorporation.

Class B Common Stock

Voting Rights

The shares of Class B Common Stock have no voting rights of any kind, except as may be otherwise required by law.

Conversion

Each share of Class B Common Stock automatically converts into one (1) share of Class A Common Stock immediately upon the earlier of (x) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company or (y) an election by the Board of Directors of the Company to effect any such conversion. Each share of Class C Common Stock is convertible into one (1) share of Class AAA Common Stock at the option of the shareholder.

Dividend Rights

The Company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series Seed Preferred Stock then outstanding will first receive, or simultaneously receive, a dividend on each outstanding share of Series Seed Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series Seed Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series Seed Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series Seed Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series Seed Original Issue Price.

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Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, after the payment in full of all Preferred Liquidation Amounts (which equaled $4,759,840 as of December 31, 2023) required to be paid to the holders of shares of Series Seed Preferred Stock, the remaining assets of the Company available for distribution to its stockholders will be distributed among the holders of shares of Class A, Class B, Class C, and Class AAA Common Stock, pro rata based on the number of shares held by each such holder.

“Deemed Liquidation Event” is defined as follows:

a)	a merger, reorganization or consolidation
b)	the sale, lease, transfer, exclusive license or other disposition by the Company or any subsidiary of the Company or all or substantially all of the assets or intellectual property of the Company and its subsidiaries

Additional information can be found in the Company’s Amended and Restated Certificate of Incorporation.

Class C Common Stock

Voting Rights

The shares of Class C Common Stock have no voting rights of any kind, except as may be otherwise required by law.

Conversion

Each share of Class C Common Stock automatically converts into one (1) share of Class A Common Stock immediately upon the earlier of (x) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company or (y) an election by the Board of Directors of the Company to effect any such conversion.

Dividend Rights

The Company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series Seed Preferred Stock then outstanding will first receive, or simultaneously receive, a dividend on each outstanding share of Series Seed Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series Seed Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series Seed Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series Seed Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series Seed Original Issue Price.

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Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, after the payment in full of all Preferred Liquidation Amounts (which equaled $4,759,840 as of December 31, 2023) required to be paid to the holders of shares of Series Seed Preferred Stock, the remaining assets of the Company available for distribution to its stockholders will be distributed among the holders of shares of Class A, Class B, Class C, and Class AAA Common Stock, pro rata based on the number of shares held by each such holder.

“Deemed Liquidation Event” is defined as follows:

a)	a merger, reorganization or consolidation
b)	the sale, lease, transfer, exclusive license or other disposition by the Company or any subsidiary of the Company or all or substantially all of the assets or intellectual property of the Company and its subsidiaries

Additional information can be found in the Company’s Amended and Restated Certificate of Incorporation.

Class A Common Stock

Voting Rights

The holders of the Company’s Class A Common Stock are entitled to one vote for each share of such stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Class A Common Stock, as such, will not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation.

Additionally, holders of Class A Common Stock, exclusively and as a separate class, will be entitled to elect all directors of the Company.

Conversion Rights

Each share of Class A Common stock is convertible into one (1) share of Class AAA Common Stock at the option of the shareholder.

Protective Provisions

The Company will not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock and Class A Common Stock, voting together as a single class on an as-converted to Common Stock basis, given in writing or by vote at a meeting, consenting or voting together as a class:

●	purchase or redeem or pay or declare any dividend or make any distribution on, on any capital stock, other than (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (ii) redemptions of or dividends or distributions on the Series Seed Preferred Stock as expressly provided herein and (iii) stock repurchased from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of their employment/services at the lower of the original purchase price or the then current fair market value thereof, unless otherwise approved by the Board of Directors;

●	create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary (either directly or through one or more other subsidiaries); or

●	permit any subsidiary of the Company to do any of the foregoing.

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Dividend Rights

The dividend rights of holders of the Company’s Class A Common Stock are identical to those of the Class AAA, Class B, and Class C Common Stock described above.

Liquidation Rights

The liquidation rights of holders of the Company’s Class A Common Stock are identical to those of the Class AAA, Class B, and Class C Common Stock described above.

Series Seed Preferred Stock

Voting Rights

On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation , holders of Preferred Stock will vote together with the holders of Common Stock as a single class.

Protective Provisions

The Company will not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock and Class A Common Stock, voting together as a single class on an as-converted to Common Stock basis, given in writing or by vote at a meeting, consenting or voting together as a class:

●	purchase or redeem or pay or declare any dividend or make any distribution on, on any capital stock, other than (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (ii) redemptions of or dividends or distributions on the Series Seed Preferred Stock as expressly provided herein and (iii) stock repurchased from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of their employment/services at the lower of the original purchase price or the then current fair market value thereof, unless otherwise approved by the Board of Directors;

●	create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary (either directly or through one or more other subsidiaries); or

●	permit any subsidiary of the Company to do any of the foregoing.

Additionally, at any time when at least 70,596,360 shares of Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), the Company will not, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, amend, alter or repeal any provision of the Certificate of Incorporation in a manner that substantially and disproportionately adversely affects the powers, preferences or special rights of the Preferred Stock (in addition to any other vote required by law or the Certificate of Incorporation) (it being understood that any increase in the authorized number of shares of Series Seed Preferred Stock, any authorization of any additional class or series of capital stock or any Deemed Liquidation Event will not constitute such an adverse effect).

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Further, holders of Preferred Stock are entitled to certain anti-dilution rights, whereby the holders of Preferred Stock will be entitled to convert their shares of Preferred Stock into a greater number of shares of Common Stock if the Company makes certain dilutive issuances of additional shares of Common Stock of the Company. However, on May 7, 2024, holders of Preferred Stock agreed to waive these anti-dilution rights with respect to the sale or issuance of shares of the Company’s capital stock in this Offering. See the “Conversion Rights” discussion further below for additional details.

Dividend Rights

The Company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series Seed Preferred Stock then outstanding will first receive, or simultaneously receive, a dividend on each outstanding share of Series Seed Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series Seed Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series Seed Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series Seed Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series Seed Original Issue Price.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined above), the holders of shares of Series Seed Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment will be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series Seed Original Issue Price (which is currently is $0.01345679), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders will be insufficient to pay the holders of shares of Series Seed Preferred Stock, the holders of shares of Series Seed Preferred Stock will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Conversion Rights

Each share of Preferred Stock is convertible at the option of the holder, into shares of Class A Common Stock or shares of Class AAA Common Stock by dividing the “Original Issue Price” by the “Conversion Price”, each of which were initially set at $0.01345679 per share. The Conversion Price is subject to adjustment in certain circumstances, including, but not limited to (i) the Company making certain issuances of shares of Common Stock for less per share than the Conversion Price then in effect; (ii) the Company effecting a stock split; and/or (iii) distributions or dividends paid in Common Stock to holders of the Company’s Common Stock. However, on May 7, 2024, holders of a majority of the outstanding shares of Preferred Stock agreed to waive any rights with respect to adjustment to the Conversion Price as a result of the sale or issuance of shares of the Company’s capital stock in this Offering.

Additionally, upon the sale by the Company of shares of its Common Stock in a firm-commitment underwritten public offering at a price per share equal to or greater than three times the Original Issue Price, or upon the vote of the majority of the holders of Preferred Stock of the Company and certain other key holders of the Company’s equity securities, all shares of Preferred Stock must convert into shares of Common Stock.

The above descriptions of the terms of our authorized capital stock are only summaries, and are qualified by reference to the Company’s Amended and Restated Certificate of Incorporation filed as an exhibit to the Offering statement of which this Offering circular forms a part.

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Warrants

The Company has four outstanding warrants exercisable for a total of 3,375,000 shares of Class AAA Common Stock at an exercise price of $0.0069 per share. In each case, the exercise price of the warrants is subject to adjustment in the occurrence of certain events, including upon the Company making payments of dividends, stock splits of the Class AAA Common Stock, and certain business combination transactions. Each warrant has an exercise period of 10 years from the date of issuance, and will automatically terminate upon the expiration of this period. All outstanding warrants will expire in 2034.

A form of warrant, which has substantially the same terms of each of the outstanding warrants described above, has been filed as exhibit 3.5 to the offering statement of which this Offering Circular forms a part.

Simple Agreement for Future Tokens (SAFTs)

As discussed above, due to a delay in delivering $CRNC tokens to investors that purchased these tokens in the Company’s 2018 side-by-side Regulation D and Regulation S offering of $CRNC tokens (conducted through CGL), the Company issued Simple Agreements for Future Tokens (SAFTs) to those investors, totaling approximately $26 million in value (equal to the proceeds from the $CRNC token offering). The form of SAFT entered into with these investors dictates that upon launch of the $CRNC Network, the Company will issue a number of $CRNC tokens based on when the SAFT Purchaser (“Purchaser”) is willing to take receipt of the $CRNC tokens. This formula, also called a “Bonus Arrangement” in the SAFT, is an arrangement whereby the Company agrees to issue a larger allocation of $CRNC tokens to the Purchaser if the Purchaser agrees to accept a deferred delivery or distribution of the $CRNC tokens following the effective date of the SAFT. The longer the Purchaser is willing to delay receipt or distribution of $CRNC tokens after the Effective Date of the SAFT, the larger the Bonus (in the form of $CRNC tokens) the Purchaser will receive from the Company. For example, if a Purchaser agrees to a delayed delivery or distribution of: (a) six (6) months following the Effective Date, the Purchaser will receive a Bonus of 55%, (b) three (3) months following the Effective Date, the Purchaser will receive a Bonus of 40% and (c) if there is no delayed delivery or distribution following the Effective Date, the Purchaser will receive a Bonus of 25%.

Between August 2021 and October 2021, all $CRNC tokens due to be issued under the SAFTs (including any additional “Bonus” tokens) were issued to the Purchasers. As such, there are no longer any $CRNC tokens issuable pursuant to the SAFTs.

On account of the launch of the $CRNC Network being delayed longer than expected, the Company elected to pay the SAFT holders a royalty of $1,900,000 based on the Company’s financial performance in 2021, which is described under “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations - Liquidity and Capital Resources - $CRNC Tokens Royalty”. The Company proactively provided this royalty to offset any liability that may result from delay or an unforeseen failure to successfully launch the $CRNC Network. Additionally, around the same time as paying this royalty, the Company and the SAFE holders agreed to assign the SAFTs to CGL and as such, the Company has no further obligations to the SAFT holders, and would not face any direct liability if the $CRNC Network failed to launch. There is no also specific liability stated in the SAFT for CGL in the event the $CRNC Network is not launched (in fact, the SAFT requires each SAFT holder to expressly assume the risk that the $CRNC Network may never launch). Nonetheless, it is possible that SAFT holders could pursue litigation against CGL and/or the Company if the $CRNC Network is never launched - although it is not possible for the Company to predict what causes of action may be brought, or what the Company’s or CGL’s liability may be in such an event.

As described elsewhere in this Offering Circular, in connection with planned launch of the $CRNC Network and the creation of the foundation in Q3 2024, all obligations due from the Company to the Purchasers under the SAFTs will cease.

A copy of the form of SAFT entered into with the Purchasers described above if filed as exhibit 3.4 to the offering statement of which this Offering Circular forms a part.

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Provisions of Note in Our Amended and Restated Certificate of Incorporation

Pursuant to our Amended and Restated Certificate of Incorporation, to the fullest extent permitted by law, the sole and exclusive judicial forum for the following actions will be the Court of Chancery of the State of Delaware:

(1) Any derivative action or proceeding brought on behalf of the Company;

(2) Any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders;

(3) Any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Company Law or the Company’s Amended and Restated Certificate of Incorporation or Bylaws;

(4) Any action to interpret, apply, enforce or determine the validity of the Company’s Amended and Restated Certificate of Incorporation or the Bylaws; or

(5) Any action asserting a claim against the Company governed by the internal affairs doctrine.

Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company.

Investors’ Rights Agreement

On February 25, 2021, the Company entered into an Investors’ Rights Agreement with certain investors in the Company’s Series Seed Preferred Stock and Class A Common Stock (each, an “Investor”), which was subsequently amended on May 7 2024, the material terms of which are summarized below.

Registration Rights

The Company agreed to not grant any registration rights to the holders of any class or series of stock of the Company, other than to the Investors, unless the Investors are simultaneously granted registration rights that are comparable to those granted to the holders of such other class or series of stock of the Company (with appropriate adjustments for economic terms). Upon the granting of registration rights to the Investors in connection with a bona fide material transaction by the Company with the principal purpose of raising capital from investors buying stock of the Company, these registration rights will terminate.

Market Stand-Off

The Investors agreed not to engage in certain transactions (like selling or transferring shares) without the managing underwriter’s consent for a period of time after the commencement of the Company’s first underwritten public offering of its Common Stock under the Securities Act (an “IPO”) or an offering pursuant to an alternative registration of the Company’s equities securities under the Securities Act. This period can last up to 180 days for an IPO and up to 90 days for other registrations of the Company’s equity securities. These restrictions will apply to the Investors only if similar restrictions apply to all officers and directors of the Company. The underwriters have enforcement rights for these provisions

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Rights to Future Stock Issuances (Right of First Offer)

If the Company proposes to offer or sell any equity securities of the Company (including rights, options, or warrants to purchase such equity securities, or securities convertible or exchangeable into such equity securities), it must first offer them to each “Major Investor”. “Major Investor” means any Investor that, individually or together with such Investor’s affiliates, holds at least 137,615 shares of Series Seed Preferred Stock and/or Common Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification) or any other Investor that the Company has agreed in writing is a “Major Investor.” Major Investors can elect to purchase such securities proportional to their existing ownership. This right does apply to shares issued in an IPO. These rights terminate immediately before an IPO of the Company, or when the Company becomes subject to Exchange Act reporting requirements.

However, on May 7, 2024, the Investors agreed to waive these pre-emptive rights with respect to the sale or issuance of shares of the Company’s capital stock in this Offering.

The foregoing description of the Investors’ Rights Agreement is intended to be a summary, and is qualified by reference to the full text of the Investors’ Rights Agreement, as amended, filed as exhibit 3.2 the offering statement of which this Offering Circular forms a part.

Series Seed Preferred Voting Agreement

Also on February 25, 2021, the Company entered into a Voting Agreement with the same Investors described above, as well all other Series Seed Preferred Stockholders of the Company (collectively, the “Stockholders”), which was subsequently amended on May 7 2024, the material terms of which are summarized below.

Board of Directors Votes

Each Stockholder agreed to vote their shares to ensure that the size of the board of directors of the Company remains at three (3) directors. Additionally, subject to certain conditions, each Stockholder agreed to vote to elect (and re-elect) certain individuals designated by certain parties to the Company’s board of directors, as follows:

Founder Member Designee. For so long as Dan Novaes owns at least 131,280,386 shares of Class A Common Stock of the Company (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), the Stockholders must vote to elect one (1) individual designated by Mr. Novaes be elected to the Board.

Garland Designee. For so long as Garland Fund I, LLC (“Garland”) owns at least 83,057,886 shares of Series Seed Preferred Stock of the Company (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), the Stockholders must vote to elect one (1) individual designated by Garland to the Board.

Independent Designee. For so long as the Dan Novaes owns at least 262,560,771 shares of Class A Common Stock of the Company (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), the Stockholders must vote to elect one individual to the Board who is an Independent Director and (i) is mutually designated by Mr. Novaes and Garland or (ii) if Mr. Novaes and Garland cannot mutually consent to such designation within 10 days of a vacancy in such seat, such individual may be designated by the holders of a majority of the voting stock of the Company (other than shares of Common Stock issued upon the exercise of options), voting together as a single class on an as-converted basis.

Vote to Increase Authorized Common Stock.

Each Stockholder agreed to vote to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Series Seed Preferred Stock outstanding at any given time.

Drag Along

The Stockholders also agreed that, in the event that (i) the holders of at least a majority of the shares of Common Stock that is then outstanding (other than shares of Common Stock issued upon the exercise of options) and the shares of Common Stock then issuable upon conversion of the outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis (the “Selling Investors”); and (ii) the Board of Directors approve a sale of securities representing more than 50% of the voting power of the Company, and such a sale requires stockholder approval, the Stockholders vote to approve such transaction, and will sell shares of the Company’s stock as required to complete the transaction.

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The foregoing description of the Voting Agreement is intended to be a summary, and is qualified by reference to the full text of the Voting Agreement, as amended, filed as exhibit 5 the offering statement of which this Offering Circular forms a part.

Right of First Refusal and Co-Sale Agreement

Also on February 25, 2021, the Company entered into a Right of First Refusal and Co-Sale Agreement with the same Investors described above, as well all other Series Seed Preferred Stockholders of the Company (collectively, the “Stockholders”), which was subsequently amended on May 7 2024, pursuant to which the Stockholders granted the Company a right of first refusal to purchase all or any portion of shares of the Company’s capital stock that a Stockholder proposes to sell or transfer, at the same price and on the same terms and conditions as those offered to the proposed transferee. Additionally, certain “Major Investors” (as defined in the agreement) have a secondary right of first refusal, whereby if the Company declines to purchase the shares, the Major Investors will have the right to purchase those shares before the proposed transferee.

Additionally, if neither the Company nor the Major Investors exercise their right of first refusal, and the Stockholder decides to proceed with the sale or transfer of his or her capital stock to the proposed transferee, each respective Major Investor may elect to exercise a right of co-sale, and participate on a pro rata basis in the proposed Stockholder transfer on the same terms and conditions. The amount of shares that the Major Investor may include will be equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of capital stock owned by such Major Investor immediately before consummation of the proposed transfer and the denominator of which is the total number of shares of capital stock owned, in the aggregate, by all participating investors immediately prior to the consummation of the transfer, plus the number of shares of capital stock held by the selling Stockholder.

Finally, each Stockholder agreed to a lock-up whereby, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions, the Stockholder will not sell, otherwise transfer or dispose of, directly or indirectly, any shares of capital stock held immediately prior to the effectiveness of the registration statement for the IPO.

However, on May 7, 2024, the Stockholders agreed to waive foregoing rights of first refusal and co-sale and related with respect to the sale and issuance of capital stock of the Company sold or issued by the Company in this Offering.

The foregoing description of the Right of First Refusal and Co-Sale Agreement is intended to be a summary, and is qualified by reference to the full text of the Right of First Refusal and Co-Sale Agreement, as amended, filed as exhibit 3.3 the offering statement of which this Offering Circular forms a part.

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PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

Plan of Distribution

The Company is directly offering up to 120,000,000 shares of Class AAA Common Stock, plus up to 150,000,000 additional shares of Class AAA Common Stock for Bonus Shares.

The Company has engaged DealMaker Securities, LLC as the broker-dealer of record to assist in the offering of its securities. DealMaker Securities is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the agents in connection with this Offering:

	Per Share	Maximum
Public Offering Price	$0.2500	$37,500,000
Commissions	$0.0125	$1,875,000
Ancillary Fee, Paid by Investors	$0.0025	$375,000
Proceeds, before expenses, to us (or to selling stockholders, as applicable)	$0.2400	$36,000,000

Bonus Shares for Certain Investors (Up to 100%)

Certain investors in this Offering are eligible to receive bonus shares of Class AAA Common Stock, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”). The amount of Bonus Shares investors in this offering are eligible to receive and the criteria for receiving such Bonus Shares is as follows:

(i)	“Reserved” Shares. Prior to the qualification by the SEC of the Company’s offering, the Company will offer investors the opportunity to “reserve” shares through a reservation process on the DealMaker subscription processing platform. On our campaign page, the investor may select the “Reserve My Shares” button, which will bring the investor to a new page where the investor will indicate the amount of shares (and amount of money) he or she would like to reserve in the Company. The reservation is finalized by clicking the “Reserve My Shares” button. Investors who reserve shares in this manner will receive an additional 20% Bonus Shares on their actual investment once this offering is qualified by the SEC (rounded down to the nearest whole share). For example, if an investor reserves 4,000 shares, and subsequently confirms this reservation and purchases the 4,000 shares, such investor will receive an additional 800 shares of the Company’s Class AAA Common Stock, for a total of 4,800 shares. The 20% is stackable with the volume bonus tiers outlined in section (v) “Reserving” shares is simply an indication of interest. There is no binding commitment for investors that reserve shares in this manner to ultimately invest and purchase the shares reserved of the Company, or to purchase any shares of the Company whatsoever.

(ii)

Existing Investors – Mode Mobile. Individuals or entities that are existing investors of the Company prior to the qualification of this Offering Statement will be eligible to receive a certain amount of Bonus Shares based on how much they invest in this Offering.

Investment Amount	Bonus %
$1,000.00 to $4,950.00	50%
$4,950.25 or more	100%

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(iii)

Existing Investors – Other Issuers. Individuals or entities that are existing Investors of certain Companies as of December 31, 2023 will be eligible to receive up to 100% Bonus Shares if they invest in this Offering. These Companies include: Boxabl, Miso Robotics, Aptera Motors, StartEngine Crowdfunding, BrewDog, NowRX, Liquid Piston, EnergyX, Legion M, Rentberry, Substack, NetCapital, WiGL, Rad, Republic, Knightscope, Monogram Orthopedics, U-Haul Investors Club, Mercury, Replit, Levels, Elio, JetToken, Flower Turbines, FanBase, StoreEn, and Wefunder. Investors will be required to submit proof of their shares in the eligible company. We are offering Bonus Shares to investors in these companies because they have a large investor base and have previously raised capital under Regulation A, Regulation CF, and/or Regulation D, Rule 506(c). These companies are not aware that the Mode Mobile is offering bonus shares to their existing shareholders. There is no arrangement or expectation in place that these companies will offer similar bonus shares to Mode Mobile shareholders in the future. Mode Mobile became aware of these companies from online research conducted by the Mode executive team.

Investment Amount	Bonus %
$1,250.00 to $4,999.75	50%
$5,000.00 to $9,999.75	75%
$10,000.00 or more	100%

The following table indicates the relationship each of the above companies has with DealMaker Securities and the Company:

Company	Relationship with DealMaker Securities	Relationship with Mode Mobile, Inc.
Boxabl Inc.	Current or former broker & technology provider	No commercial relationship
Miso Robotics, Inc.	Current or former broker & technology provider	No commercial relationship
Aptera Motors Corp	No commercial relationship	No commercial relationship
StartEngine Crowdfunding, Inc.	No commercial relationship	No commercial relationship
BrewDog USA, Inc.	No commercial relationship	No commercial relationship
NowRX, Inc.	No commercial relationship	No commercial relationship
LiquidPiston, Inc.	Current or former broker & technology provider	No commercial relationship
Energy Exploration Technologies, Inc.	Current or former broker & technology provider	No commercial relationship
Legion M Entertainment, Inc.	No commercial relationship	No commercial relationship
Rentberry, Inc.	No commercial relationship	No commercial relationship
Substack, Inc.	No commercial relationship	No commercial relationship
NetCapital, Inc.	No commercial relationship	No commercial relationship
Wireless Electrical Grid LAN, d/b/a WiGL Inc	No commercial relationship	No commercial relationship
RAD Diversified REIT, Inc.	Current or former broker & technology provider	No commercial relationship
OpenDeal, Inc.	No commercial relationship	No commercial relationship
Knightscope, Inc.	Current or former broker & technology provider	No commercial relationship
Monogram Orthopaedics, Inc.	Current or former broker & technology provider	No commercial relationship
U-Haul Holding Co /NV/	No commercial relationship	No commercial relationship
Mercury Technologies, Inc.	No commercial relationship	No commercial relationship
Replit, Inc.	No commercial relationship	No commercial relationship
Elio Motors, Inc.	No commercial relationship	No commercial relationship
Jet Token, Inc.	No commercial relationship	No commercial relationship
Flower Turbines, Inc.	No commercial relationship	No commercial relationship
FanBase Social Media, Inc.	No commercial relationship	No commercial relationship
StorEn Technologies, Inc.	No commercial relationship	No commercial relationship
WeFunder, Inc.	No commercial relationship	No commercial relationship

At our own discretion, we may add additional third-party companies to the above list and will file a supplement of this Offering Circular prior to marketing any future opportunities. To the best of our knowledge, none of the companies listed above are aware we are offering bonus shares to their existing shareholders. There is no arrangement or expectation of these companies offering similar bonus shares to their shareholders in future offerings. Finally, each company listed above was found by us through our own efforts. We chose these companies based on our positive opinion of these companies’ efforts in raising capital in securities offerings through online crowdfunding.

(iv)	Webinar Attendees. Individuals or entities that attend one of the Company’s pre-announced investment webinars will be eligible to receive 20% Bonus Shares if they invest in the Offering. The investor is eligible if they sign up for the webinar and invest with the same email address and if attend the webinar for more than thirty minutes. The webinars will take place every two weeks (14 days) while this Offering is open and taking investments.

(v)	Investment Amount. Investors will be eligible to receive one of the below bonuses based on the amount of their investment in this offering. The below table indicates the % of bonus shares eligible by tier:

Investment Range	Bonus Shares
$1,950.00 - $4,949,75	15%
$4,950.00 - $9,949.75	50%
$9,950 or more	80%

For example, if an investor invests $10,000 the investor will receive 40,0000 shares of Class AAA Common Stock, and will receive an additional 32,000 Bonus Shares of Class AAA Common Stock, for a total of 72,000 shares. All bonus shares are rounded down to the nearest whole share.

Certain investors in this offering are eligible to receive Bonus Shares of Class AAA Common Stock without any cash consideration. The amount of Bonus Shares investors in this offering are eligible to receive and the criteria for receiving such Bonus Shares is as follows:

(i)

Mode Users – Point Redemption. The Company will allow Mode Mobile users based in the United States to redeem their Mode Mobile points for shares of Class AAA Common Stock. The point redemption ratio will be as follows:

Mode Mobile Points Converted	Bonus Shares ($ Value)	Bonus Shares (Quantity)
1,500 points	$3.00	12
4,500 points	$10.00	40
8,950 points	$25.00	100
16,950 points	$50.00	200
29,950 points	$100.00	400
99,950 points	$500.00	2,000
169,950 points	$1,000.00	4,000

In addition to the above Bonus Shares, every time a Mode User redeems points for Bonus Shares, they will earn an additional $5.00 or 20 shares of Class AAA Common Stock (subject to the total Bonus Share limits described below). As of March 27, 2024, there were a total of 4,306,674,022 Mode Mobile points outstanding and available to Mode Mobile users for redemption. Based on this number and the highest point-to-bonus share redemption rate of 169,950 points for 4,000 Bonus Shares, Mode Mobile users, in aggregate, would have the ability to convert their outstanding points for up to 101,360,000 Bonus Shares. As a part of this Offering, the Company will be able to issue a maximum of 150,000,000 Bonus Shares. Because of this restriction, the Company will be placing internal limits in place so that it does not issue more than the maximum allowable number of Bonus Shares.

(ii)	New Mode Mobile Users. Every individual will receive $15.00 or 60 shares of Class AAA Common Stock when they sign up for Mode Mobile as a user.

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(iii)	Mode Earn Club Members. Individuals who sign up for the Company’s Mode Earn Club and complete the onboarding process will earn $40 or 160 Bonus Shares of Class AAA Common Stock.

(iv)	Mode Investor Club Members. Individuals who sign up for the Company’s Mode Investor Club and complete the onboarding process will earn $25 or 100 Bonus Shares of Class AAA Common Stock.

(v)

Mode Mobile Referrals – Existing Investors. Any existing Mode Mobile investor will be eligible to receive 200 shares of Class AAA Common Stock, or $50.00 in cash value, every time they sign up for the Company’s Mode Mobile Referral program and refer new users to the EarnOS app, Mode EarnPhone, or any of the Company’s other technologies. Each new users referred must not already be a Mode Mobile user.

(vi)

Mode Mobile Referrals – Non-Investors. Any existing Mode Mobile users will be eligible to receive 100 shares of Class AAA Common Stock, or $25 in cash value, every time they sign up for the Company’s Mode Mobile Referral program and refer new users to the EarnOS app, Mode EarnPhone, or any of the Company’s other technologies. Each new users referred must not already be a Mode Mobile user.

(vii)

Mode Mobile Sweepstakes. Anyone who invests in this Offering will receive 100 entries into the Company’s sweepstakes. There will be only non-equity prizes for winners in the raffle. There is no cash requirement to enter the raffle and the raffle is open to all US citizens over the age of 18. Winners in the sweepstakes will be chosen periodically by the Company and will not have any direct correlation with the timing of this Offering.

Bonus Share Limits

Investors in this Offering are eligible to receive any of the above Bonus Shares in any combination. However, for the categories of Bonus Shares that may only be received if an investor purchases shares with cash, the maximum amount of Bonus Shares that any one investor may receive is 100% of their cash investment amount. This means that investors can only ever receive, cumulatively among cash investment Bonus Shares (i.e. categories excluding non-payment categories), Bonus Shares equal to the number of shares they have purchased (i.e. double the amount of shares purchased for cash).

Additional limits are being placed on the categories of Bonus Shares that do not require any cash consideration. If an individual has not purchased any shares in the Offering, the individual may only receive only up to 12,000 shares of Class AAA Common Stock for no cash consideration. If an individual has purchased shares in this Offering, and that individual is also redeeming Mode Mobile points for shares of Class AAA Common Stock, such individuals are eligible to redeem up to 36,000 shares of Class AAA Common Stock through redeeming Mode Mobile points. For clarity, these shares will not count towards the 100% cash investment Bonus Shares limit described above.

Finally, the maximum number of Bonus Shares that will be issued in this Offering is 150,000,000, and under no circumstances will the Company issue more than 150,000,000 Bonus Shares. As such, it is possible that, prior to the Company raising the maximum offering amount in this offering of $37,500,000, it will have issued all 150,000,000 Bonus Shares. At such time as all 150,000,000 Bonus Shares have been issues, any new investors in this offering that meet the eligibility requirements to receive Bonus Shares will not receive them. Similarly, individuals will not be permitted to redeem Mode Mobile points for Bonus Shares after such time.

The issuance of Bonus Shares for no cash consideration will occur on either invest.modemobile.com or via the Company’s EarnOS app. All investors who receive Bonus Shares for no cash consideration will be required to sign a Subscription Agreement, a form of which is included as exhibit 4.1 to the Offering Statement of which this Offering Circular forms a part.

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Other Terms

DealMaker Securities, LLC (the “Broker”), a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide administrative and compliance related functions in connection with this offering, and as broker-dealer of record, but not for underwriting or placement agent services. Affiliates of Broker have also been engaged to provide technology services and marketing advisory services, specifically Novation Solutions Inc. O/A DealMaker and DealMaker Reach, LLC.

The aggregate compensation payable to the Broker and its affiliates are described below.

a.)	Administrative and Compliance Related Functions

Broker will provide administrative and compliance related functions in connection with this offering, including

●	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;
●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;
●	Coordinating with third party agents and vendors in connection with performance of services;
●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;
●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;
●	Providing a dedicated account manager;
●	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;
●	Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;
●	Consulting with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;
●	Providing white labelled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools
●	Consulting with the Company on question customization for investor questionnaire;
●	Consulting with the Company on selection of webhosting services;
●	Consulting with the Company on completing template for the offering campaign page;
●	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;
●	Providing advice to the Company on preparation and completion of this Offering Circular;
●	Advising the Company on how to configure our website for the offering working with prospective investors;
●	Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;
●	Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering; and
●	Working with Company personnel and counsel in providing information to the extent necessary.

Such services will not include providing any investment advice or any investment recommendations to any investor.

For these services, we have agreed to pay Broker a cash commission equal to five percent (5.0%) of the amount raised in the Offering not to exceed $1,912,500, if fully subscribed and the total from the Investor Fee is included.

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b.)	Technology Services

The Company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the Offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted using the online subscription processing platform of DealMaker through our website at invest.modemobile.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. DealMaker is providing the back-end technology to process investments on our invest.modemobile.com website through its integrated payment solutions. There is no escrow established for this offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

Investors who are eligible to receive Bonus Shares through conversion of Mode Mobile points will be able to initiate this transaction via the Company’s EarnOS app. Once the conversion is approved by the Company via the app, the investor will then be directed to DealMaker to sign their subscription agreement and claim their shares. A form of the Subscription Agreement is included as Exhibit 4.1 to the Offering Statement of which this Offering Circular forms a part.

c.)	Marketing and Advisory Services

The Company has also engaged DealMaker Reach, LLC (“Reach”), an affiliate of Broker, for certain marketing advisory and consulting services, including some supplemental services on a case-by-case basis. Reach will consult and advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing the Company’s campaign page to track investor progress, and advise on strategic planning, implementation, and execution of Company’s capital raise marketing budget.

For these ongoing services, we have agreed to pay Reach compensation prior to the commencement of the Offering of $5,000 per month of accountable expenses up to a maximum of $15,000, which will be returned if not incurred. In addition, after the commencement of the Offering, $5,000 per month (not to exceed $45,000 in aggregate) while the Offering is ongoing.

For supplemental marketing services, Reach will receive as compensation a maximum of $330,000, which will be requested on a case-by-case basis as the Company requests for the placement of marketing advertisements.

The maximum compensation to be paid to Broker and affiliates is $2,302,500 (6.14%) of the Offering proceeds.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

The Company will be responsible for payment processing fees. Upon each closing, funds tendered by investors will be made available to the Company and the selling stockholders for their use, as applicable.

In order to invest you will be required to subscribe to the offering via the Company’s website, invest.modemobile.com, integrating DealMaker’s technology and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Any investor that will be receiving Bonus Shares will also be required to subscribe to the offering via the Company’s website integrating DealMaker’s technology or via a separate electronic document signature technology employed by the Company. All investors that receive Bonus Shares will be required to agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investor. After Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company.

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DealMaker Securities LLC (the “Broker”) has not investigated the desirability or advisability of investment in the Common Stock, nor approved, endorsed or passed upon the merits of purchasing the Common Stock. Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Broker is not distributing any Offering Circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Broker’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

Investor Fee

Investors will be responsible for a 2.0% transaction fee applicable to the purchase amount paid by investors at the time of investment, which amounts to $20.00 for the minimum investment amount (the “Investor Fee”). Commissions are charged on the Investor Fee. This fee is not considered part of the cost basis of the subscribed Securities and will be remitted directly to the Company.

Selling Securityholders

The selling shareholders set forth below will sell up to a maximum of 30,000,000 shares of Class AAA Common Stock.

The following table sets forth the names of the selling shareholders, the number of shares of capital stock (on an as-converted basis to Common Stock basis) beneficially owned prior to this offering, the number of shares being offered in this offering and the number of shares of Capital Stock to be beneficially owned after this offering, assuming that all of the selling shareholder shares are sold in the offering.

After $5,000,000 in gross proceeds has been raised by the Company from the sale of the Class AAA Common Stock in this Offering, 77% of the shares issued in subsequent closings to new investors will be newly issued shares by the Company, and 23% will be shares sold by the selling shareholders until total gross proceeds of $37,500,000 have been raised in the offering or the offering terminates. Shares sold by selling securityholders to new investors will be done on a pro-rata basis. In total, the selling shareholders may sell up to 30,000,000 shares, or 10% of the maximum number of shares being offered in this Offering.

Subscriptions for the Class AAA Common Stock will be applied between the selling shareholders on a pro rata basis, which means that at each closing in which selling shareholders are participating, a shareholder will be able to sell its “Pro Rata Portion” of the shares that the shareholder is offering (as set forth in the table below) of the number of securities being issued to investors. For example, if after raising $10,000,000 million, the Company holds a closing for $1 million in gross proceeds, the Company will issue shares and receive gross proceeds of $770,000 while each of the selling shareholders will receive their Pro Rata Portion of the remaining $230,000 in gross proceeds and will transfer their shares to investors in this Offering. Selling shareholders will not offer fractional shares and the shares represented by a shareholder’s Pro Rata Portion will be determined by rounding down to the nearest whole share. At no point will the selling securityholder shares be greater than 30% of the value of the Class AAA Common Stock issued in this Offering.

The Company’s Amended and Restated Certificate Incorporation allows for the optional conversion of any outstanding class of capital stock into Class AAA Common Stock at the sole discretion of the shareholder. As a part of this Offering, all shareholders listed in the below table have granted a power of attorney to the Company to convert their stock to Class AAA Common Stock if and when they sell some or all of their stock as a part of this Offering.

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Dealmaker Securities will receive a 5% commission on sales of Class AAA Common Stock of the selling shareholders through the Investment Page prior to disbursement to the selling shareholder. The Company will not receive any of the proceeds from the sale of selling shareholder’s shares in the Offering.

Selling Securityholder	Class of Stock Owned	Amount of Class AAA Common Stock Owned Prior to Offering (On An As-Converted Basis)	Amount Offered	Amount Owned After Offering (Assuming Sale of All Amount Offered)	Selling Security Holders Pro Rata Portion (1)
Garland Fund I	Series Seed Preferred	166,115,772	5,292,193.00	160,823,579.00	17.64%
ARG Capital (Palchak)	Series Seed Preferred	4,500,036	143,364.00	4,356,672.00	0.48%
Charlie Mires	Series Seed Preferred	18,661,752	594,535.00	18,067,217.00	1.98%
IU Ventures (Jason Whitney)	Series Seed Preferred	18,529,398	590,318.00	17,939,080.00	1.97%
Alan Matthew	Series Seed Preferred	2,382,372	75,899.00	2,306,473.00	0.25%
Dave Hoover	Series Seed Preferred	2,382,372	75,899.00	2,306,473.00	0.25%
Seth Boston	Series Seed Preferred	4,764,744	151,797.00	4,612,947.00	0.51%
Lon Chow	Series Seed Preferred	952,884	30,357.00	922,527.00	0.10%
M25 Ventures (Victor Gutwein)	Series Seed Preferred	3,811,698	121,435.00	3,690,263.00	0.40%
Pallasite Ventures (Bissonette)	Series Seed Preferred	18,529,398	590,318.00	17,939,080.00	1.97%
Scott Wald	Series Seed Preferred	7,147,116	227,696.00	6,919,420.00	0.76%
Robert Wald Trust	Series Seed Preferred	1,191,186	37,949.00	1,153,237.00	0.13%
Marin Wald Trust	Series Seed Preferred	1,191,186	37,949.00	1,153,237.00	0.13%
Weiland Street Capital	Series Seed Preferred	6,114,690	194,805.00	5,919,885.00	0.65%
George Colis	Series Seed Preferred	9,529,488	303,595.00	9,225,893.00	1.01%
Irma Tan	Series Seed Preferred	952,884	30,357.00	922,527.00	0.10%
Sarah Somers	Series Seed Preferred	1,429,326	45,536.00	1,383,790.00	0.15%
Chris D’Cruz	Series Seed Preferred	2,858,814	91,077.00	2,767,737.00	0.30%
Kiran Panesar	Class A Common	106,698,870	3399262	103,299,608.00	11.33%
Dan Novaes	Class A Common	525,121,542	15,893,087.00	509,228,455.00	52.98%
Justin Hines	Options for Class B Common Stock	10,382,800	330,780.00	10,052,020.00	1.10%
Kathy DeKam	Options for Class B Common Stock	9,506,852	302,874.00	9,203,978.00	1.01%
Chip Correra	Options for Class B Common Stock	3,108,861	99,044.00	3,009,817.00	0.33%
Nick McEvily	Options for Class B Common Stock	50,185,818	479653	49,706,165.00	1.60%
San Phan	Options for Class B Common Stock	9,002,202.00	143398	8,858,804.00	0.48%
Mark Lawrence	Options for Class B Common Stock	4,895,964	155978	4,739,986.00	0.52%
Tim Wickey	Class A Common	8,335,872	132784	8,203,088.00	0.44%
Michael Israel	Class A Common	6,668,730	53114	6,615,616.00	0.18%
Dan Hoffer	Options for Class B Common Stock	7,247,440	115446	7,131,994.00	0.38%
Josh Moyer	Options for Class B Common Stock	8,145,444	259501	7,885,943.00	0.87%
	Total	1,020,345,511	30,000,000.00	990,345,511.00	100.00%

(1)	“Pro Rata Portion” represents that portion that a shareholder may sell in the Offering expressed as a percentage where the numerator is the amount offered by the shareholder divided by the total number of shares offered by all selling shareholders.

All of the aforementioned selling securityholders will be entering into an irrevocable power of attorney (“POA”) with an individual, as attorney-in-fact, in which they will be directing the Company and the attorney-in-fact to take the actions necessary in connection with the Offering and the sale of shares. This includes the conversion of any of the above securities into Class AAA Common Stock and the signature of any required subscription agreements with each purchaser.

Transfer Agent and Registrar

Transfer Online, Inc. will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the Offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. To the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

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MODE MOBILE, INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

F-1

INDEPENDENT AUDITOR’S REPORT

April 23, 2024

To:	Board of Directors, MODE MOBILE, INC.
Re:	2023-2022 Financial Statement Audit

We have audited the accompanying consolidated financial statements of MODE MOBILE, INC. (a corporation organized in Delaware) (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, shareholders’ equity/deficit, and cash flows for the calendar years ended December 31, 2023 and 2022, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in the notes to the financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the consolidated results of its operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2023 and 2022 in accordance with accounting principles generally accepted in the United States of America.

Sincerely,

IndigoSpire CPA Group, LLC
IndigoSpire CPA Group, LLC
Aurora, CO

F-2

MODE MOBILE, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2023 and 2022

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$2,524,045	$2,788,854
Accounts receivable	2,019,220	2,665,837
Prepaid expenses and other current assets	353,429	608,418
Other receivables	79,371	-
Inventory	568,833	266,299
Total current assets	5,544,898	6,329,408
Deferred offering costs	-	214,506
Property and equipment, net	8,984	28,739
Intangible assets, net	-	37,968
Cryptocurrency assets	26,384	108,583
Nonfungible token assets	51,060	170,199
Deposits	-	1,150
Total assets	$5,631,326	$6,890,553

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$783,483	$587,536
Accrued expenses and other current liabilities	782,070	90,762
Royalty liability	-	1,900,000
Total liabilities	1,565,553	2,578,298

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value, 388,800,000 shares authorized, 353,712,906 shares issued and outstanding as of both December 31, 2023 and 2022, liquidation preference of $4,759,840 as of both December 31, 2023 and 2022	35,371	35,371
Class A common stock, $0.0001 par value, 2,100,000,000 shares authorized, 646,825,014 shares issued and outstanding as of both December 31, 2023 and 2022	64,683	64,683
Class B common stock, $0.0001 par value, 243,000,000 shares authorized, 9,962,438 and 9,555,757 shares issued and outstanding as of December 31, 2023 and 2022, respectively	996	530
Class C common stock, $0.0001 par value, 12,150,000 shares authorized, 10,993,629 and no shares issued and outstanding as of December 31, 2023 and 2022, respectively	1,099	-
Class AAA common stock, $0.0001 par value, 600,000,000 shares authorized, 60,980,343 and no shares issued and outstanding as of December 31, 2023 and 2022, respectively	6,098	-
Additional paid-in capital	8,426,006	5,321,618
Treasury stock	(150,000)	(150,000)
Accumulated deficit	(4,318,480)	(959,947)
Total stockholders’ equity	4,065,773	4,312,255
Total liabilities and stockholders’ equity	$5,631,326	$6,890,553

See accompanying independent auditor’s report and notes, which are an integral part of these consolidated financial statements

F-3

MODE MOBILE, INC.

Consolidated Statements of Operations and Comprehensive Income/(Loss)

As of December 31, 2023 and 2022

	Year Ended
	December 31,
	2023	2022
Net revenues	$8,226,428	$24,947,043
Cost of net revenues	2,941,561	10,249,605
Gross profit	5,284,867	14,697,438

Operating expenses:
Sales and marketing	2,921,336	12,384,163
Research and development	5,190,493	5,434,239
General and administrative	3,244,007	5,036,078
Royalty payments	-	1,900,000
Impairment of long-lived assets	7,092	-
Total operating expenses	11,362,928	24,754,480

Loss from operations	(6,078,061)	(10,057,042)

Other income (expense), net:
Realized gains (losses) on cryptocurrency sales	623,344	8,099,516
Impairment of nonfungible token assets	(119,139)	(408,015)
Other income	2,215,323	34,865
Interest income	-	7,115
Interest expense	-	(50,717)
Total other income (expense), net	2,719,528	7,682,764

Provision for income taxes	-	-
Net loss	$(3,358,533)	$(2,374,278)

Weighted average common shares outstanding - basic and diluted	694,127,771	939,359,161
Net income (loss) per common share - basic and diluted	$(0.005)	$(0.003)

See accompanying independent auditor’s report and notes, which are an integral part of these consolidated financial statements

F-4

MODE MOBILE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2023 and 2022

	Series Seed		Common Stock								Additional			Total
	Preferred Stock		Class A		Class B		Class C		Class AAA		Paid-in	Treasury	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Equity

Balances at December 31, 2021	353,712,906	$35,371	646,825,014	$64,683	-	$-	-	$-	-	$-	$4,830,432	$(150,000)	$1,414,331	$6,194,818
Exercise of options	-	-	-	-	5,301,936	530	-	-	-	-	(530)	-	-	-
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	491,716	-	-	491,716
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(2,374,278)	(2,374,278)
Balances at December 31, 2022	353,712,906	35,371	646,825,014	64,683	5,301,936	530	-	-	-	-	5,321,618	(150,000)	(959,947)	4,312,255
Issuance of Class C common shares pursuant to royalty liability	-	-	-	-	-	-	10,993,629	1,099	-	-	285,956	-	-	287,056
Issuance of Class AAA common stock pursuant to Regulation CF offering	-	-	-	-	-	-	-	-	60,980,343	6,098	5,138,492	-	-	5,144,590
Exercise of options	-	-	-	-	4,660,502	466	-	-	-	-	4,270	-	-	4,736
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	847,243	-	-	847,243
Offering costs	-	-	-	-	-	-	-	-	-	-	(3,171,573)	-	-	(3,171,573)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(3,358,533)	(3,358,533)
Balances at December 31, 2023	353,712,906	$35,371	646,825,014	$64,683	9,962,438	$996	10,993,629	$1,099	60,980,343	$6,098	$8,426,006	$(150,000)	$(4,318,480)	$4,065,773

See accompanying independent auditor’s report and notes, which are an integral part of these consolidated financial statements.

F-5

MODE MOBILE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2023 and 2022

	Year Ended
	December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(3,358,533)	$(2,374,278)
Adjustments to reconcile net loss to net cash provided used in operating activities:
Depreciation and amortization	50,100	86,995
Loss on disposal of assets	17,944	-
Realized gains on cryptocurrency sales	(623,344)	(8,099,516)
Bad debt	219,102	555,000
Impairment of nonfungible token assets	119,139	408,015
Impairment expense	7,092	-
Stock-based compensation	847,243	491,716
Royalty payments	-	1,900,000
Forgiveness of royalty liability	(1,612,944)
Changes in operating assets and liabilities:
Accounts receivable	427,515	2,937,885
Prepaid expenses and other current assets	254,989	(150,798)
Inventory	(302,534)	(97,895)
Other receivables	(79,371)	-
Accounts payable	195,241	(2,207,304)
Accrued expenses and other current liabilities	691,308	82,951
Deferred revenue	-	(600,000)
Net cash used in operating activities	(3,147,055)	(7,067,229)
Cash flows from investing activities:
Proceeds from cryptocurrency sales	706,250	8,831,694
Purchases of nonfungible token assets	-	(578,214)
Purchase of property and equipment	(17,414)	(6,850)
Deposits	1,150	(1,150)
Net cash provided by investing activities	689,986	8,245,480
Cash flows from financing activities:
Deferred offering costs	214,506	(205,586)
Issuance of common stock, net of offering costs	1,973,017	-
Exercise of options	4,736	-
Net cash used in financing activities	2,192,259	(205,586)
Net change in cash and cash equivalents	(264,809)	972,665
Cash and cash equivalents at beginning of period	2,788,854	1,816,189
Cash and cash equivalents at end of period	$2,524,045	$2,788,854

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental disclosure of cash flow information:
Issuance of Class C common shares pursuant to royalty liability	$287,056	$-
Issuance of $CRNC tokens pursuant to royalty liability	$1,612,944	$-

See accompanying independent auditor’s report and notes, which are an integral part of these consolidated financial statements

F-6

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

1. NATURE OF OPERATIONS

Mode Mobile, Inc. (collectively, the “Company” or “Mode Mobile”) is a technology company that operates the Mode EarnOS enabling users the ability to earn rewards on a single platform for interacting with digital content on their smartphones. The Company also offers the Mode EarnPhone, a smartphone embedded with the Company’s EarnOS software for a more integrated and enhanced earnings experience. The consolidated financial statements consist of the following entities (each an “Entity”, collectively the “Entities”):

●	Mode Mobile, Inc., a Delaware Corporation organized on April 23, 2015. Mode Mobile, Inc. is a holding company which owns 100% of Mode Mobile, LLC’s membership interests. Mode Mobile, Inc. was previously known as Nativ Mobile Inc. before a name change on October 25, 2022 and prior to that, was known as Nativ Mobile, LLC before a name change on February 25, 2021.

●	Mode Mobile, LLC, a Delaware Limited Liability Company organized on April 25, 2017 and is a 100% wholly owned subsidiary of Mode Mobile, Inc. Mode Mobile, LLC was organized to develop an earnings ecosystem where users would be rewarded for their time, attention and data. Mode Mobile, LLC was previously known as Current Mobile, LLC before a name change on February 4, 2022 and prior to that, was known as Current Media, LLC before a name change on March 10, 2021.

●	Mode Phone, LLC, an Illinois Limited Liability Company organized on November 10, 2020 and is a 100% wholly owned subsidiary of Mode Mobile, Inc. Mode Phone, LLC was organized to build out and support the Company’s smartphone business, which focuses on the marketing and distribution of the Mode Earn Phone.

●	Current (Gibraltar) Limited (“CGL”), a Gibraltar Company organized on June 19, 2018. The Entity was organized to develop a rewards protocol, the purpose of which is intended to be used as a rewards distribution mechanism through a deep partnership with Mode Mobile and its user base. Mode Mobile, Inc has 100% voting rights and 0% economic rights to CGL.

The above entity structure has been in effect since February 25, 2021, on which date the Company consummated a corporate reorganization transaction (the “Reorganization”) where, among other things, Mode Mobile, Inc. converted its corporate status from a limited liability company to a C-corporation and became a holding company for the Company’s operating entities. Prior to the consummation of the corporate reorganization transaction, MobileX Labs, LLC, a now-defunct Indiana limited liability company formed in 2012, served as the entity through which all profits and losses ultimately flowed for tax purposes. On the effective date of the corporate reorganization, MobileX Labs, LLC was dissolved in accordance with applicable state law. The primary purpose of the corporate reorganization was to align the investments of the now-existing preferred stockholders into one single entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year is December 31.

The consolidated financial statements have been presented to reflect the capital structure per the Reorganization on a retroactive basis.

Principles of Consolidation

These consolidated financial statements include the accounts of Mode Mobile and its subsidiaries Mode Mobile, LLC, Mode Phone, LLC and CGL. All intercompany transactions and balances have been eliminated in consolidation.

The Company evaluates its relationships with other entities to identify whether they are variable interest entities (“VIE”) as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“ASC 810”), and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is consolidated.

F-7

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

Reverse Stock Split

On February 28, 2023, the Board of Directors approved a 162-for-1 forward stock split of its issued and outstanding shares of common and preferred stock. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this forward stock split.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the valuations of common stock, amortization of performance obligation liabilities and valuation of cryptocurrency assets. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in financial institutions, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2023 and 2022, the Company had not experienced losses on these accounts and held uninsured deposit amounts of $2,267,616 and $2,538,854 respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

F-8

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

Accounts Receivable

The Company’s account receivables are due from customers primarily due to the Company’s marketing revenue. The Company also maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make payments. The Company periodically reviews these estimated allowances, including an analysis of the customers’ payment history and creditworthiness, the age of the trade receivable balances and current economic conditions that may affect a customer’s ability to make payments as well as historical collection trends for its customers as a whole. Based on this review, the Company specifically reserves for those accounts deemed uncollectible or likely to become uncollectible. When receivables are determined to be uncollectible, principal amounts of such receivables outstanding are deducted from the allowance. As of December 31, 2023 and 2022, there was a $219,102 and $555,000 respectively, allowance for doubtful accounts.

Inventory

The Company’s inventory consists of finished goods pertaining to the Company’s hardware phones. The inventory is valued at the lower of cost (weighted-average) or estimated net realizable value. As of December 31, 2023 and 2022, the Company had deposits for future inventory of $0 and $387,620 respectively, which was included in prepaid expenses and other current assets on the consolidated balance sheets. Inventory balances are evaluated for excess quantities and obsolescence on a regular basis by analyzing estimated demand, inventory on hand, sales levels and other information and reduce inventory balances to net realizable value for excess and obsolete inventory based on this analysis. At the point of the write-down recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. Management believes there was no impairment of inventory as of both December 31, 2023 and 2022.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Property and equipment consists of computer equipment, furniture and fixtures and office equipment, and depreciation expense is recognized using the straight-line method over the estimated useful life of five years for computer equipment, seven years for furniture and fixtures, and five to fifteen years for office equipment.

When assets are retired or otherwise disposed of, the cost, accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations in the period realized. Maintenance and repairs that do not enhance or extend the asset’s useful life are charged to operating expenses as incurred.

The following is a summary of property and equipment:

	December 31,
	2023	2022
Computer equipment	$10,322	$51,460
Furniture and fixtures	-	6,137
Office equipment	-	57,562
Total	10,322	115,159
Less: Accumulated depreciation	(1,338)	(86,420)
Property and equipment, net	$8,984	$28,739

Depreciation expense was $12,132 and $11,059 for the years ended December 31, 2023 and 2022 respectively. During the year ended December 31, 2023, the Company recorded loss on disposal of assets of $17,944 in the consolidated statement of operations.

F-9

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the carrying value of long-lived assets held and used in its operations for impairment on at least an annual basis or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future net cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. These projected future cash flows may vary significantly over time as a result of increased competition, changes in technology, fluctuations in demand, consolidation of its customers and reductions in average sales prices. If the carrying value is determined not to be recoverable from future operating cash flows, the asset is deemed impaired, and an impairment loss is recognized to the extent the carrying value exceeds the estimated fair value of the asset. The fair value of the asset or asset group is based on market value when available, or when unavailable, on discounted expected cash flows.

At December 31, 2023, management determined that certain events and circumstances occurred that indicated that the carrying value of the Company’s assets may not be recoverable and as such recorded an impairment expense of long-lived assets of $7,092.

Intangible Assets

Intangible assets are amortized over the respective estimated lives, unless the lives are determined to be indefinite and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. Impairment testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

Intellectual Property

Intangible assets, with a cost of $227,807, consist of mobile charge screens and monetization software, pursuant to an asset acquisition. The assets are amortized over a useful life of three years. During the years ended December 31, 2023 and 2022, amortization expense was $37,968 and $75,936, respectively. As of December 31, 2023 intangible assets, net of accumulated amortization of $227,807, was $0.

Digital Assets – Cryptocurrencies and Nonfungible Tokens

The Company initially records cryptocurrency and nonfungible tokens (“NFTs”) when received at cost, and subsequently adjusts each reporting period to the lower of cost or fair value. The Company recognizes an impairment charge on these assets arising from decreases in market value based upon Level 2 inputs (see Note 4), being actively traded exchange’s closing prices at each reporting date, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such impairment in the value of cryptocurrencies and NFTs are recorded in the consolidated statements of operations.

During the years ended December 31, 2023 and 2022, the Company recorded $119,139 and $408,015, respectively on impairment related to its NFTs.

The Company realizes gains and losses upon sale or transfer of cryptocurrencies and NFTs, and are recorded under other income (expense) in the consolidated statements of operations. The Company uses cryptocurrencies to convert cryptocurrency holdings to other cryptocurrencies and US dollars as needed to fund operations. The gains and losses recognized from non-cash 3transactions are reflected as adjustments to reconcile to operating cash flows in the consolidated statements of cash flows.

Software Development Costs

The Company expenses software development costs as incurred. Such software development costs have been reflected as a reduction to the SAFT performance obligation.

Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective January 1, 2019 using the modified retrospective transition approach applied to all contracts. Therefore, the reported results for the years ended December 31, 2023 and 2022 reflect the application of ASC 606. Management determined that there were no retroactive adjustments necessary to revenue recognition upon the adoption of the ASU 2014-09. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the performance obligations are satisfied.

F-10

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company’s Mode Earn App enables users the ability to earn rewards on a single platform for interacting with digital content on their smartphones. Mode Mobile drives user engagement and monetizes user activity primarily through digital marketing revenue from advertising partners (including ad networks, ad exchanges, and brand partners). The Company satisfies performance obligations and recognizes revenue over time.

The Company also generates revenue from proof-of-concept phone hardware sales. Control transfers at a point in time, and as such, revenue is recognized upon shipment. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance. For proof-of-concept subscriptions, control transfers over time, and as such, revenue is recognized on a straight-line basis.

Revenue by source consisted of the following for the years ended December 31, 2023 and 2022:

	Year Ended
	December 31,
	2023	2022
Advertising	$7,127,559	24,411,911
Other (including hardware)	1,098,869	535,132
Net revenues	$8,226,428	$24,947,043

Contract Balances

The Company invoices customers based upon contractual billing schedules, and accounts receivable are recorded when the right to consideration becomes unconditional. Contract liabilities represent prepayments received in advance of performance obligations met.

As of December 31, 2023 and 2022, the Company has deferred revenue of $0.

Cost of Net Revenues

Cost of net revenues consists primarily of user redemptions on the Mode Earn App. The Company shares a portion of generated revenue with users and also facilitates earnings and savings for users directly from advertising brands. Monthly user redemption costs represent the dollar value of rewards redeemed by users that are paid out by the Company. Cost of net revenues also includes hosting costs, as well as the product and related fulfillment costs of hardware products sold.

Cost of net revenue by source consisted of the following for the years ended December 31, 2023 and 2022:

	Year Ended
	December 31,
	2023	2022
Advertising	$2,368,753	$9,717,889
Other (including hardware)	572,808	531,716
Cost of net revenues	$2,941,561	$10,249,605

F-11

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising costs were approximately $1,769,000 and $9,244,000 for the years ended December 31, 2023 and 2022, respectively, and are included in sales and marketing expenses in the consolidated statements of operations.

Research and Development Costs

Costs incurred in the research and development of the Company’s technology and products are expensed as incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and payroll-related benefits and taxes, professional services, administrative expenditures, and information technology.

Accounting for Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its consolidated balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, liability accounting is not required by the Company. The Company has presented preferred stock within stockholders’ equity.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is not amortized.

Accounting for Equity Units

Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. The Company’s common shares are classified as equity instruments. Common shares issued for consideration other than cash are valued at the fair value of the assets received or the services rendered. If the fair value of the assets received or services rendered cannot be reliably measured, common shares issued for consideration will be valued at their fair value on the date of issuance.

Stock-Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

F-12

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. The Company recognizes forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The Company records an expense for stock issued for services as an expense based on the number of shares issued and fair value of the underlying stock issued to the recipient.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed.

As of December 31, 2023 and 2022, the Company had capitalized $340,704 and $214,506 in deferred offering costs, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon the evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized.

Leases

On January 1, 2022, the Company adopted ASC 842, Leases, as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from lease arrangements. The Company adopted the new guidance using a modified retrospective method. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit.

The Company elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases. Also, the Company elected to present the payments associated with short-term leases as an expense in statements of operations. Short-term leases are leases with a lease term of 12 months or less. The adoption of ASC 842 had no impact on the Company’s balance sheet.

F-13

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2023 and 2022, diluted net loss per share is the same as basic net loss per share. Potentially dilutive items included the following:

	December 31,
	2023	2022
Series Seed convertible preferred stock	353,712,906	353,712,906
Stock options	212,564,838	226,757,718
Warrants	812,500	-
Total potentially dilutive shares	567,090,244	580,470,624

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This standard establishes an impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses, which is intended to result in a timelier recognition of losses. Under the CECL model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications) from the date of initial recognition of the financial instrument. Measurement of expected credit losses are to be based on relevant forecasts that affect collectability. The scope of financial assets within the CECL methodology is broad and includes trade receivables from certain revenue transactions and certain off-balance sheet credit exposures. Different components of the guidance require modified retrospective or prospective adoption.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which amends and clarifies several provisions of Topic 326. In May 2019, the FASB issued ASU 2019-05, Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief, which amends Topic 326 to allow the fair value option to be elected for certain financial instruments upon adoption. ASU 2019-10 extended the effective date of ASU 2016-13 until December 15, 2022. The Company adopted this new guidance, including the subsequent updates to Topic 326, on April 1, 2022 and the adoption did not have a material impact on the Company’s financial statements and related disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

3. GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has net cash used in operating activities of $3,358,533 and $7,067,229 for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the Company had an accumulated deficit of $4,318,480. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

F-14

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

4. CRYPTOCURRENCIES AND NFTs

Due to the lack of authoritative guidance under GAAP, the Company accounts for its holdings in cryptocurrency as intangible assets. As a result, the Company initially measures the cryptocurrency at cost. Since there is no limit on the useful life of the cryptocurrencies, they are classified as indefinite-lived intangible assets.

Indefinite-lived intangible assets are not subject to amortization, but rather are tested for impairment on an annual basis and more frequently if events or circumstances change that indicate that it is more likely than not that the asset is impaired. As a result, the Company recognizes decreases in the value of its holdings in cryptocurrency. Both Bitcoin and Ether are traded on exchanges in which there are observable prices in an active market. The Company considers quoted prices below its carrying cost to be an impairment indicator. The quoted price and observable prices are determined by the Company using a principal market analysis in accordance with ASC 820, Fair Value Measurement.

The Company considers each cryptocurrency as a separate unit of account when evaluating cryptocurrencies for impairment. The Company tracks the weighted average unit cost of each cryptocurrency received or purchased, when performing impairment testing and upon disposition either through sale or exchanged for goods or services.

The Company designates certain cryptocurrency transactions as fair value hedges to hedge volatility and market value risks for our cryptocurrencies. Fair value hedge amounts included in the assessment of hedge effectiveness are recognized in other income (expense), net, along with the offsetting gains and losses of the related hedged items.

Cryptocurrencies

Realized gains on cryptocurrency holdings were $623,344 and $8,099,516 for the years ended December 31, 2023 and 2022, respectively. The Company recorded no impairment charges against its cryptocurrency holdings in 2023 or 2022.

The indefinite lived intangible activity for the year ended December 31, 2023 are as follows:

Cryptocurrency
assets
Balance at December 31, 2021	840,761
Sales of cryptocurrency	(8,831,694)
Realized gains on cryptocurrency sales	8,099,516
Balance at December 31, 2022	$108,583
Purchase of cryptocurrency	707
Sales of cryptocurrency	(706,250)
Realized gains on cryptocurrency sales	623,344
Balance at December 31, 2023	$26,384

F-15

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

Nonfungible Token Assets

The Company owns a portfolio of NFT assets that were first acquired in early 2022. The following is a summary of NFT activity for 2023:

Nonfungible
token assets
Balance at December 31, 2022	$170,199
Purchases of NFTs	-
Impairment	(119,139)
Balance at December 31, 2023	$51,060

5. SAFT PERFORMANCE OBLIGATION LIABILITY

In 2018, the Company (via Nativ Mobile, LLC) conducted and completed a token offering pursuant to a side-by-side, U.S. Securities Act Regulation D and Regulation S offering where it offered $CRNC tokens to investors in consideration for their investments. Due to a disclosed delay in delivering tokens to investors, the investments were executed pursuant to “Simple Agreement(s) for Future Tokens” (“SAFTs”), which, among other things, contemplated the Company delivering $CRNC tokens to investors in advance of a network launch. The proceeds of this offering were contemplated to be used for the further buildout of the $CRNC Network, which was designed to serve as a robust earnings ecosystem for network participants (the “Project”). $CRNC tokens were designed to serve as the in-network currency for the $CRNC earnings ecosystem.

The initial SAFT proceeds of $26 million for developing the Project was recorded as a performance obligation liability, net of costs incurred in satisfying the performance obligations created in the token offering. The SAFTs do not provide the holder with a security interest in the issuing entity, Current (Gibraltar) Limited, or establish an economic or ownership right to the performance of specific assets, nor is there a form of partnership, joint venture, agency or any similar relationship between a token holder and the Company and/or other individuals or entities involved with the Project. The tokens do not pay interest and have no maturity date. The tokens confer only the right to services in the Project and confer no other rights of any form with respect to us including, but not limited to, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property), or other financial or legal rights.

The Company evaluated the terms of the Company’s $CRNC tokens and determined that, when sold, these tokens represent an obligation by the Company with counterparties that were determined to not be customers. Therefore, the Company determined that the tokens, when sold, are similar by analogy to debt securities under ASC 320, Investments – Debt and Equity Securities (“ASC 320”). ASC 320 applies to all debt securities and defines a debt security as any security representing a creditor relationship. Based on its terms, the SAFT tokens are not debt securities in legal form, but are considered an obligation (as defined by FASB Concepts Statement No. 6, Elements of Financial Statements) of the Company as issuer, since the Company represented that the proceeds raised would be used to fund future development of the Project. Therefore, the Company considers the $CRNC token, when sold, as an obligation in accordance with ASC 320, which effectively creates a creditor relationship to holders of its tokens.

The Company has considered the costs to satisfy its performance obligations and determined that the Project represents a “funded software arrangement”, and the parties who purchased tokens contributed towards the funding of the Project represent collaborators and not customers. Therefore, software development costs related to the Project were applied against the performance obligation.

The SAFT performance obligation liability was $0 as of both December 31, 2023 and 2022.

During the years ended December 31, 2023 and 2022, payments made on software development for performance obligations totaled $0 and $0, respectively, which were credited to operating expenses in the consolidated statements of operations.

On account of the delay in the launch of the Project by introducing $CRNC tokens into the Project ecosystem, the Company elected to pay investors a royalty based on the Company’s financial performance in 2021. Based on what each individual investor elected to receive, the consideration paid to investors on account of the royalty were either additional $CRNC tokens or shares in the Company. The value of the royalty was $1,900,000 and the number of $CRNC tokens or Company shares an investor would receive was based on the original investment amount paid at the time of the execution of the SAFTs. Approximately 86% of investors elected to receive additional $CRNC tokens and 14% of investors elected to receive Company shares. Accordingly, the Company has recognized a royalty liability of $1,900,000 as of December 31, 2022. The liability will be released based on the ultimate distribution means, increasing the performance obligation for token issuances and recording paid-in capital for share issuances, when distribution occurs in 2023. In the year ended December 31, 2023, a total of $287,056 of the royalty was released in exchange of the issuance of 10,993,629 of the Company’s shares of Class C common stock. As of December 31, 2023, the Company determined that no further obligation existed, and as such recorded a gain on the royalty liability of $1,692,511 to other income in the consolidated statements of operations and comprehensive loss. As of December 31, 2023, the remaining balance of the royalty liability was $0.

F-16

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

In connection with its expected network launch of the $CRNC token in the second quarter of 2024, the Company, through its affiliate, Current (Gibraltar) Limited, will facilitate the creation of a foundation that will be responsible for the governance of the token and the Project. As part of the creation of the foundation, all $CRNC treasury tokens shall be transferred to the foundation and all obligations due from the Company to token holders on account of their respective investments due from the Company shall cease. By virtue of the creation of the foundation, control over the governance of the $CRNC token shall transfer from the Company to token holders.

6. STOCKHOLDERS’ EQUITY

Convertible Preferred Stock

The Company has issued Series Seed convertible preferred stock. The Company’s certificate of incorporation, as amended and restated, authorized the Company to issue a total of 388,800,000 shares of Preferred Stock, of which all are designated as Series Seed Preferred Stock. The Preferred Stock have a par value of $0.0001 per share.

The holders of the Preferred Stock have the following rights and preferences:

Voting

On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Company’s Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as converted to Common Stock basis.

The Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis:

-	purchase or pay or declare any dividend on any capital stock other than (i) dividends payable on the Common Stock solely in the form of additional shares of Common Stock, (ii) redemptions of dividends or distributions on the Series Seed Preferred stock and (iii) stock repurchased from former employees, officers, directors or others who performed services for the Company
-	create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary

At any time when at least 70,596,360 shares of Series Seed Preferred Stock remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without the written consent or affirmative vote of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, amend, alter or repeal any provision of the Company’s Amended and Restated Certificate of Incorporation or Bylaws of the Company in a manner that substantially and disproportionally adversely affects the powers, preferences or rights of the Series Seed Preferred Stock.

Dividends

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless (in addition to the obtaining of any consents required elsewhere in the Company’s Amended and Restated Certificate of incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock as defined in the Company’s Amended and Restated Certificate of Incorporation. The Preferred Stock dividend rates contain certain dilution protections.

F-17

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders and, in the event of a deemed liquidation event, the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such deemed liquidation event or out of the available proceeds, as applicable, on a pari passu basis among each other, the greater of (i) an amount per share equal to one times the applicable Original Issue Price (as defined below), plus any dividends declared but unpaid thereon, payable before any payment shall be made to the holders of Common Stock by reason of their ownership thereof (the amounts payable pursuant to this clause (i) are hereinafter referred to as the “Preferred Liquidation Amounts”), or (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock (and all shares of all other series of Preferred Stock that would receive a larger distribution per share if such series of Preferred Stock and all such other series of Preferred Stock were converted into Common Stock) been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If, upon any such liquidation, dissolution or winding up of the Company or deemed liquidation event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

The Series Seed Original Issue Price is $0.01345679 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed Preferred Stock. After payment of the Preferred Liquidation Amounts, remaining assets are distributed ratably to holders of Common Stock.

The liquidation preference as of both December 31, 2023 and 2022 was $4,759,840.

Anti-Dilution Rights

Holders of Series Seed Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Preferred Stock. If equity securities are subsequently issued by the Company at a price per share less than the conversion price of a series of Preferred Stock then in effect, the conversion price of the affected series of Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Company’s Amended and Restated Certificate of Incorporation. Preferred Stock has certain protections against additional issuances of Common Stock.

Conversion

Each share of Series Seed Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion. The Series Seed conversion price is $0.01345679 per share.

Additionally, each share of Series Seed Preferred Stock will automatically convert into shares of Class A Common Stock (i) immediately prior to the closing at a price of at least 3 times the Series Seed Original Issue Price of a firm commitment underwritten public offering, registered under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) a vote or written consent of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, and a vote of the key holders of common stock, as defined in the Company’s Amended Articles of Incorporation.

F-18

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

Common Stock

The Company authorized 2,100,000,000 shares of Class A Common Stock, 243,000,000 shares of Class B Common Stock, 12,150,000 shares of Class C Common Stock and 600,000,000 shares of Class AAA Common Stock at $0.0001 par value as of December 31, 2023.

The holders of the Class A common stock are entitled to one vote for each share of such stock held at all meetings of stockholders. There shall be no cumulative voting, and the holders of shares of Class B, Class C and Class AAA common stock shall not be entitled to vote. The holders of record of Class A Common Stock exclusively shall be entitled to elect all directors of the Company.

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless (in addition to the obtaining of any consents required elsewhere in the Company’s Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock as defined in the Company’s Amended and Restated Certificate of Incorporation.

Additionally, each share of Class B Common Stock, Class C Common Stock or Class AAA Common Stock will automatically convert into shares of Class A Common Stock (i) immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) upon election from the Company’s board of directors..

During the years ended December 31, 2023 and 2022, option holders exercised 4,086,698 and 5,301,936 options for shares of Class B common stock for no proceeds, respectively. During the year ended December 31, 2023, the Company issued 573,804 shares of Class B common stock pursuant to exercises of stock options for proceeds of $4,736.

During the year ended December 31, 2023, the Company issued 10,993,629 shares of Class C common stock pursuant to the partial release of its royalty liability for a total value of $270,489 (see Note 5).

During the year ended December 31, 2023, the Company issued 60,980,343 shares of Class AAA common stock for gross proceeds of $5,144,590 pursuant to a Regulation CF offering. In connection with the offering, the Company incurred $3,171,573 in offering costs.

As of both December 31, 2023 and 2022, there were 646,825,014 shares of Class A Common Stock issued and outstanding. As of December 31, 2023 and 2022 there were 9,962,438 and 5,301,936 shares of Class B Common Stock issued and outstanding, respectively. As of December 31, 2023 and 2022 there were 10,993,629 and 0 shares of Class C Common Stock issued and outstanding, respectively. As of December 31, 2023 and 2022 there were 60,980,343 and 0 shares of Class AAA Common Stock issued and outstanding, respectively.

7. STOCK-BASED COMPENSATION

2021 Stock Plan

The Company has adopted the 2021 Equity Incentive Plan (“2021 Plan”), which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2021 Plan was 243,000,000 shares as of December 31, 2023. The options have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2021 Plan’s inception. Stock options granted under the 2021 Plan typically vest between immediate and four-year periods. As of December 31, 2023, there were 20,472,724 shares available for future issuance.

F-19

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

A summary of information related to stock options is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2021	221,424,516	$0.01	$-
Granted	50,793,480	$0.01
Exercised	(5,301,936)	$0.01
Forfeited	(40,158,342)	$0.01
Outstanding as of December 31, 2022	226,757,718	$0.02	$2,494,359
Granted	230,071,248	$0.03
Exercised	(4,660,502)	$0.01
Forfeited	(239,603,626)	$0.01
Outstanding as of December 31, 2023	212,564,838	$0.03	$5,528,287

Exercisable as of December 31, 2023	154,239,041	$0.02	$3,084,781
Exercisable as of December 31, 2022	164,537,528	$0.02	$2,041,574

	Year Ended
	December 31,
	2023	2022

Weighted average grant-date fair value of options granted during period	$0.02	$0.02
Weighted average duration (years) to expiration of outstanding options at period-end	9.18	8.45

During the year ended December 31, 2023, option holders exercised 4,086,698 options for shares of Class B common stock for no proceeds.

During the year ended December 31, 2023, option holders exercised 573,804 options for shares of Class B common stock for $4,736 in proceeds.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted to employees and directors:

	Year Ended
	December 31,
	2023	2022
Risk-free interest rate	3.60%-4.67%	1.55%-3.91%
Expected term (in years)	5.63	5.80
Expected volatility	80.00%	80.00%
Expected dividend yield	0%	0%

The total grant-date fair value of the options granted during the years ended December 31, 2023 and 2022 was $4,579,425 and $917,571, respectively. Stock-based compensation expense for stock options of $847,243 and $491,716, respectively, was recognized under FASB ASC 718 for the years ended December 31, 2023 and 2022, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to $3,820,387 as of December 31, 2023 and will be recognized over a weighted average period of 4.22 years as of December 31, 2023.

F-20

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

Classification

Stock-based compensation expense was classified in the consolidated statements of operations as follows:

	Year Ended
	December 31,
	2023	2022
Sales and marketing	$169,449	$82,243
Research and development	423,621	245,065
General and administrative	254,173	164,408
	$847,243	$491,716

8. INCOME TAXES

Prior to February 25, 2021 (see Note 1), the Company was a limited liability company. Accordingly, taxable income and losses flowed to the members and the Company had no tax effects.

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences relate primarily to net operating loss carryforwards and cash to accrual differences. As of December 31, 2023 and 2022, the Company had net deferred tax assets before valuation allowance of $1,996,554 and $1,103,327, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$1,785,741	$879,210
Cash to accrual differences	210,813	224,117
Valuation allowance	(1,996,554)	(1,103,327)
Net deferred tax assets	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to cumulative losses through December 31, 2022, and no history of generating taxable income. Therefore, valuation allowances of $1,996,554 and $1,103,327 were recorded as of December 31, 2023 and 2022, respectively. Valuation allowance increased by $893,227 and $407,823 during the years ended December 31, 2023 and 2022, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% for 2023 and 2022 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2023 and 2022, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $6,381,382 and $3,141,878, respectively. Pursuant to change in control rules associated with the merger, the Company may be at risk of losing the ability to utilize pre-merger net operating loss carryforwards.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2022-2023 tax years remain open to examination.

F-21

MODE MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022

9. COMMITMENTS AND CONTINGENCIES

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

10. SUBSEQUENT EVENTS

Regulation A+ Offering

The Company intends to offer up to $75,000,000 of securities in an offering exempt from registration under Regulation A+ pending qualification from the US Securities and Exchange Commission. On March 28, 2024, the Company filed a Form 1-A Offering Statement for a maximum offering of $75 million. The Company received one round of comments from the SEC and has responded to those comments on and anticipates receiving SEC approval within the next few months.

Changes in Share Capital

In January 2024, the Company amended Article Four of its Amended and Restated Certificate of Incorporation to update its total authorized stock to the following: 3,005,150,000 shares of Common Stock, $0.0001 par value per share – consisting of 2,125,000,000 shares of Class A Common Stock, 268,000,000 shares of Class B Common Stock, 12,150,000 shares of Class C Common Stock, and 600,000,000 shares of Class AAA Common Stock, and 388,800,000 shares of Preferred Stock, $0.0001 par value per share.

Securities Offering

Subsequent to the balance sheet date and through April 23, 2024, the Company has received an additional $381,671 in proceeds pursuant to the Regulation D offering, and $170,900 pursuant to a Regulation S offering.

Management has evaluated subsequent events through April 23, 2024, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements.

F-22

INDEX TO EXHIBITS

1.1*	Placement Agreement with DealMaker Securities

2.1 *	Amended and Restated Certificate of Incorporation of Mode Mobile, Inc.

2.2*	Bylaws of Mode Mobile, Inc.

3.1 *	Form of Selling Shareholder Irrevocable Power of Attorney

3.2 *	Investors’ Rights Agreement, as amended†

3.3 *	Right of First Refusal and Co-Sale Agreement, as amended†

3.4*	Form of SAFT

3.5*	Form of Warrant for Class AAA Common Stock

4.1*	Form of Subscription Agreement

5 *	Voting Agreement, as amended †

6.1*	Employment Agreement with Justin Hines

6.2*	Employment Agreement with Kathleen DeKam

6.3*	Employment Agreement with Kiran Panesar

11	Consent of Independent Auditor

12	Opinion of counsel as to the legality of the securities

13 *	Testing the Waters Materials

* Previously Filed

† Portions of the exhibit have been omitted.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois on July 2, 2024.

Mode Mobile, Inc.

By	/s/ Dan Novaes
Dan Novaes, Chief Executive Officer
Mode Mobile, Inc.
Date: July 2 , 2024

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ Dan Novaes
Dan Novaes, Director, Principal Executive Officer,
Mode Mobile, Inc.
Date: July 2 , 2024

By	/s/ Prakash Ramachandran
Prakash Ramachandran, Principal Financial Officer, Principal Accounting Officer Mode Mobile, Inc.
Date: July 2 , 2024

By	/s/ Mark Lawrence
Mark Lawrence, Director Mode Mobile, Inc.
Date: July 2 , 2024

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